As filed with the Securities and Exchange Commission on November 14, 2018

Registration Nos. 333-228000,

333-228000-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VOYA FINANCIAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6311	52-1222820
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

230 Park Avenue

New York, New York 10169

(212) 309-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(CO-REGISTRANT LISTED ON THE FOLLOWING PAGE)

Patricia J. Walsh

Executive Vice President and

Chief Legal Officer

Voya Financial, Inc.

230 Park Avenue

New York, New York 10169

(212) 309-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig B. Brod

Pamela L. Marcogliese

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)
4.7% Fixed-to-Floating Rate Junior Subordinated Notes due 2048	$350,000,000	100%	$350,000,000	$42,420
Guarantees of the 4.7% Fixed-to-Floating Rate Junior Subordinated Notes due 2048(2)	N/A	N/A	N/A	N/A

(1)	Estimated in accordance with Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee.
(2)

Represents the guarantees of the 4.7% Fixed-to-Floating Rate Junior Subordinated Notes due 2048, to be issued by the Co-Registrant. Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.

(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

CO-REGISTRANT

Exact Name of Co-Registrant as Specified in its Charter	Primary Standard Industrial Classification No.	I.R.S. Employer Identification No.	State or Other Jurisdiction of Incorporation or Organization	Address, including ZIP Code, and Telephone Number, including Area Code of Co-Registrant’s Principal Executive Office
Voya Holdings Inc.	6311	02-0488491	Connecticut	One Orange Way Windsor, CT 06095 (212) 309 -8200

The information in this prospectus is not complete and may be changed. We may not exchange for these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 14, 2018

Preliminary Prospectus

Voya Financial, Inc.

Offer to Exchange

up to $350,000,000 principal amount of our 4.7% Fixed-to-Floating Rate Junior Subordinated Notes due 2048 registered under the Securities Act, for any and all outstanding unregistered 4.7% Fixed-to-Floating Rate Junior Subordinated Notes due 2048

We are offering to exchange up to $350,000,000 aggregate principal amount of our new 4.7% Fixed-to-Floating Rate Junior Subordinated Notes due 2048 (the “new notes”) for an equivalent amount of our outstanding, unregistered 4.7% Fixed-to-Floating Rate Junior Subordinated Notes due 2048 (the “old notes”). We refer to the old notes and the new notes together as the “notes.” The new notes will be identical in all material respects to the old notes, except that the new notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and except for certain differences relating to transfer restrictions, registration rights and payment of additional interest in case of non-registration. The exchange offer will expire at 5:00 p.m., New York City time, on                 , 2018, subject to our right to extend the expiration date. You must tender your old notes by the expiration date to obtain new notes.

The new notes will be unsecured, will rank equally in right of payment to all our existing and future pari passu securities (as defined in this prospectus) and will be subordinated and junior in right of payment to all our existing and future senior indebtedness (as defined in this prospectus). The new notes will be guaranteed on an unsecured, junior subordinated basis by Voya Holdings Inc. (“Voya Holdings” or the “Guarantor”), a subsidiary of Voya Financial (such guarantee, the “guarantee”).

We agreed with the initial purchasers of the old notes to make this exchange offer and to register the issuance of the new notes after the initial sale of the old notes. This exchange offer applies to any and all old notes tendered by the expiration date of the exchange offer.

There is no established trading market for the new notes, and Voya Financial, Inc. does not intend to apply for listing of the new notes on any securities exchange.

See “Risk Factors” beginning on page 10 of this prospectus and “Item 1A. Risk Factors” of our 2017 Form 10-K (as defined herein) for a discussion of matters that participants in the exchange offer should consider in connection with this exchange offer and an investment in the new notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2018.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such new notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Voya Financial, Inc. and Voya Holdings Inc. have agreed that for a period of 180 days starting on the last date for acceptance for exchange of the old notes for new notes, they will amend or supplement this prospectus for use by broker-dealers in connection with any such resale. See “Plan of Distribution.”

We are responsible only for the information contained and incorporated by reference in this prospectus. We have not, and the initial purchasers of the old notes have not, authorized any other person to provide you with different or additional information. We take no responsibility for any other information that others may give you. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. In addition, this prospectus is not an offer to sell or the solicitation of an offer to buy those securities in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. The delivery of this prospectus and any exchange made under this prospectus do not, under any circumstances, mean that there has not been any change in the affairs of Voya Financial, Inc. since the date of this prospectus or that information contained in this prospectus is correct as of any time subsequent to its date.

This prospectus incorporates important business and financial information about Voya Financial, Inc. that is not included in or delivered with this prospectus. In connection with the exchange offer, we have filed with the U.S. Securities and Exchange Commission, or the “SEC,” a registration statement on Form S-4, under the Securities Act of 1933, relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website is

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included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at Room 1580, 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the registration statement relating to the exchange offer and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

Voya Financial, Inc.

Attn: Head of Investor Relations

230 Park Avenue

New York, New York 10169

(212) 309-8999

You will not be charged for any of the documents that you request.

In order to ensure timely delivery of the requested documents, requests should be made no later than                 , 2018, which is five business days before the date this exchange offer expires. In the event that we extend the exchange offer, we urge you to submit your request at least five business days before the expiration date, as extended.

Certain Terms Used in This Prospectus

Unless otherwise indicated or the context otherwise requires, we use in this prospectus the term “Voya Financial” to refer to Voya Financial, Inc., a Delaware corporation, we use the terms “Voya Holdings” and the “Guarantor” to refer to Voya Holdings Inc., a Connecticut corporation and our wholly owned subsidiary, and we use the terms “Company,” “we,” “us” and “our” to refer to Voya Financial together with its consolidated subsidiaries.

On April 7, 2014, we changed our name from “ING U.S., Inc.” to “Voya Financial, Inc.,” and on September 1, 2014, Voya Holdings changed its name from “Lion Connecticut Holdings Inc.” to “Voya Holdings Inc.” Accordingly, all reference to “ING U.S., Inc.” or “Lion Connecticut Holdings Inc.” in the documents incorporated by reference herein or in the junior subordinated indenture (as defined herein) shall be deemed to refer to “Voya Financial, Inc.” and “Voya Holdings Inc.,” respectively.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents which we incorporate by reference into this prospectus contain forward-looking statements.

Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, (x) changes in the policies of governments and/or regulatory authorities, (xi) our ability to successfully manage the separation of the annuities business now owned by Venerable Holdings, Inc., including the transition services, on the expected timeline and economic terms and (xii) the results of our annual review and update of actuarial assumptions. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Trends and Uncertainties” and “Business—Closed Blocks—CBVA” in our 2017 Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Trends and Uncertainties” in our 2018 First Quarter Form 10-Q, 2018 Second Quarter Form 10-Q and 2018 Third Quarter Form 10-Q, and the other filings we make with the SEC, in each case that are incorporated by reference into this prospectus.

The risks included here are not exhaustive. Current Reports on Form 8-K and other documents filed with the SEC include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the registration statement on Form S-4 to register this exchange offer. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document.

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website at investors.voya.com as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website. Except for the documents specifically incorporated by reference into this prospectus, the information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. SEC filings are available to the public at the SEC’s website at www.sec.gov. We have included the SEC’s website address only as an inactive textual reference and do not intend it to be an active link to its website. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, except as described in the following paragraph.

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, all filings we make after the date of the initial filing of the registration statement and prior to effectiveness of the registration statement and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (in each case except for information in those filings that is “furnished” to, rather than “filed” with, the SEC, such as information furnished pursuant to Items 2.02 or 7.01 of Form 8-K), until the termination of the offering of securities by this prospectus:

(1)	Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 23, 2018 (the “2017 Form 10-K”);

(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 2, 2018 (the “2018 First Quarter Form 10-Q”);

(3)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed on August 6, 2018 (the “2018 Second Quarter Form 10-Q”);

(4)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed on November 1, 2018 (the “2018 Third Quarter Form 10-Q”);

(5)

Current Reports on Form 8-K filed on January 17, 2018 (Item 8.01 and Item 9.01 only), January 19, 2018, January 23, 2018 (Item 1.02, Item 2.03 and Item 9.01 only), January 30, 2018, February 21, 2018, May 31, 2018, June 7, 2018, July 30, 2018, September 4, 2018 (Item 8.01 and 9.01 only), September 6, 2018, September 12, 2018, September 18, 2018, September 27, 2018, October 2, 2018 and October 4, 2018; and

(6)	Portions of Definitive Proxy Statement on Schedule 14A, filed on April 12, 2018, that are incorporated by reference into Part III of our 2017 Form 10-K.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his, her or its written or oral request, a copy of any or all of the reports or documents referred to

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above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request these documents from our Investor Relations Department, 230 Park Avenue, New York, New York 10169, telephone 212-309-8999, or you may obtain them from our corporate website at investors.voya.com. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus.

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SUMMARY

This summary may not contain all the information that may be important to you. This summary should be read together with this entire prospectus and the documents incorporated by reference herein, including the risk factors and the financial statements and related notes, before making an investment decision, as well as “Risk Factors” in our 2017 Form 10-K.

Our Company

We are a premier retirement, investment and insurance company serving the financial needs of approximately 14.3 million individual and institutional customers in the United States as of June 30, 2018. Our vision is to be America’s Retirement Company™. Our approximately 6,000 employees (as of June 30, 2018) are focused on executing our mission to make a secure financial future possible—one person, one family and one institution at a time. Through our retirement, investment management and insurance businesses, we help our customers save, grow, protect and enjoy their wealth to and through retirement. We offer our products and services through a broad group of financial intermediaries, independent producers, affiliated advisors and dedicated sales specialists throughout the United States.

Voya Financial is the holding company for all our operations, and dividends, returns of capital and interest income on intercompany indebtedness from Voya Financial’s subsidiaries are the principal sources of funds available to Voya Financial to pay principal and interest on its outstanding indebtedness, to pay corporate operating expenses, to pay any stockholder dividends and to meet its other obligations. These subsidiaries are legally distinct from Voya Financial and, except to the extent that Voya Holdings, or any other subsidiary guarantor (as defined and described herein under the caption “Description of the New Notes—Subsidiary Guarantee; Future Subsidiary Guarantees”), has guaranteed or will guarantee any indebtedness of Voya Financial, our subsidiaries have no obligation to pay amounts due on the debt of Voya Financial or to make funds available to Voya Financial for such payments. The ability of our subsidiaries to pay dividends or other distributions to Voya Financial in the future will depend on their earnings, tax considerations, covenants contained in any financing or other agreements and applicable regulatory restrictions. In addition, such payments may be limited as a result of claims against our subsidiaries by their creditors, including suppliers, vendors, lessors and employees.

The ability of our insurance subsidiaries to pay dividends and make other distributions to Voya Financial will further depend on their ability to meet applicable regulatory standards and receive regulatory approvals. The jurisdictions in which our insurance subsidiaries are domiciled impose certain restrictions on the ability to pay dividends to their respective parents. These restrictions are based, in part, on the prior year’s statutory income and surplus for the relevant subsidiary. In general, dividends up to specified levels are considered ordinary and may be paid without prior regulatory approval. Dividends in larger amounts, or extraordinary dividends, are subject to approval by the insurance commissioner of the relevant state of domicile.

Voya Holdings, the guarantor of the new notes, is wholly owned by Voya Financial and is also a holding company, and accordingly its ability to make payments under its guarantees of our indebtedness is subject to restrictions and limitations similar to those that apply to Voya Financial.

Our principal executive office is located at 230 Park Avenue, New York, New York 10169 and our telephone number is 212-309-8200. Our website address is www.voya.com. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. Our common stock is listed on the New York Stock Exchange under the symbol “VOYA”. We do not intend to apply for listing of the new notes on any securities exchange or any automated dealer quotation system.

SUMMARY OF THE EXCHANGE OFFER

The summary below describes the principal terms of the exchange offer, which are set forth in more detail in “The Exchange Offer” section of this prospectus. As used in this section, the terms “Company,” “we,” “our” and “us” refer to Voya Financial, Inc. and not to its consolidated subsidiaries.

The Exchange Offer	We are offering to exchange up to $350,000,000 aggregate principal amount of our outstanding 4.7% Fixed-to-Floating Rate Junior Subordinated Notes due 2048, for an equal aggregate principal amount of new notes.

In order to exchange an old note, you must follow the required procedures and we must accept the old note for exchange. We will exchange all outstanding old notes that are validly tendered and not validly withdrawn. However, you may only exchange old notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The new notes will be identical in all material respects to the old notes, except that the new notes will not contain restrictions on transfer, will not entitle their holders to certain registration rights relating to the old notes and will not entitle their holders to payment of additional interest in case of non-registration.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2018, unless we extend or terminate the exchange offer, in which case the “expiration date” will mean the latest date and time to which we extend the exchange offer.

Resale of New Notes	Based on interpretive letters of the SEC staff to third parties, we believe that you may offer for resale, resell and otherwise transfer the new notes issued pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

•	are not a broker-dealer that acquired the old notes from us or in market-making transactions or other trading activities;

•	acquire the new notes issued in the exchange offer in the ordinary course of your business;

•	are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued in the exchange offer; and

•	are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act.

By tendering your old notes as described in “The Exchange Offer—Procedures for Tendering,” you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the interpretive letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes. If you are a broker-dealer that acquired old notes as a result of market-making or other trading activities, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes as described in this summary under “Restrictions on Sale by Broker-Dealers” below. We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Restrictions on Sale by Broker-Dealers	If you are a broker-dealer that has received new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. We have agreed to amend or supplement this prospectus for a period of 180 days starting on the last date for acceptance for exchange of old notes for new notes, for use by broker-dealers in connection with such resale.

Consequences If You Do Not Exchange Your Old Notes	If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of new notes could adversely affect the trading market for your old notes.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, the following must be delivered to the exchange agent:

•	your old notes by timely confirmation of book-entry transfer through The Depository Trust Company (“DTC”);

•	an agent’s message from DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer; and

•	all other documents required by the letter of transmittal.

These actions must be completed before the expiration date. You must comply with DTC’s standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

Withdrawal Rights	You may withdraw your tender of old notes any time prior to the expiration date.

Tax Consequences	The exchange of notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the exchange or the issuance of new notes in connection with the exchange offer. Old notes that are validly tendered and exchanged will be retired and canceled. We will pay all expenses incident to the exchange offer.

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under “The Exchange Offer—Exchange Agent.” U.S. Bank National Association is the trustee under the junior subordinated indenture governing the notes.

Regulatory Approvals	Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the Exchange Offer.

SUMMARY OF THE TERMS OF THE NEW NOTES

The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes. As used in this section, “Voya Financial,” “Company,” “we,” “our,” and “us” refer to Voya Financial, Inc. and not to its consolidated subsidiaries and “Voya Holdings” and the “Guarantor” refers to Voya Holdings Inc. and not to its consolidated subsidiaries.

The exchange offer applies to any and all outstanding old notes. The terms of the new notes will be essentially the same as the old notes they replace, except that (1) the new notes will not be subject to the restrictions on transfer that apply to the old notes, (2) the new notes will not be subject to the registration rights relating to the old notes and (3) the new notes will not contain provisions for payment of additional interest in case of non-registration. The new notes will evidence the same indebtedness as the old notes they replace, and will be issued under, and be entitled to the benefits of, the same junior subordinated indenture governing the issuance of the applicable old notes. As a result, the old notes and the new notes will be treated as a single series under the junior subordinated indenture (as defined below).

Issuer	Voya Financial, Inc., a Delaware corporation.

Guarantor	Voya Holdings Inc., a Connecticut corporation.

Securities	$350,000,000 principal amount of 4.7% Fixed-to-Floating Rate Junior Subordinated Notes due 2048.

Maturity Date	January 23, 2048.

Interest	Interest on the new notes will accrue from July 23, 2018.

From and including July 23, 2018 to, but excluding, January 23, 2028, or any earlier redemption date, the new notes will bear interest at an annual rate of 4.7%. We will pay that interest semi-annually in arrears on January 23 and July 23 of each year, beginning on January 23, 2019 and ending on January 23, 2028, subject to our rights and obligations described under “Description of the New Notes—Option to defer interest payments” in this prospectus. In the event that any interest payment date on or prior to January 23, 2028 falls on a day that is not a business day, the interest payment due on that date will be postponed to the next day that is a business day, and no interest will accrue as a result of that postponement.

From and including January 23, 2028 to, but excluding, the maturity date or any earlier redemption date, the new notes will bear interest at an annual rate equal to three-month LIBOR plus 2.084% payable quarterly in arrears on January 23, April 23, July 23 and October 23 of each year (or if any of these days is not a business day, on the next business day, except that, if such business day is in the next succeeding calendar month, interest will be payable on the immediately preceding business day), beginning on April 23, 2028, subject to our rights and obligations described under “Description of the New Notes—Option to defer interest payments” in this prospectus.

Option to Defer Interest Payments	So long as no event of default with respect to the new notes has occurred and is continuing, we have the right, on one or more occasions, to defer the payment of interest on the new notes for one or more consecutive interest periods for up to five years as described in “Description of the New Notes—Option to defer interest payments” in this prospectus. We may not defer interest beyond the maturity date, any earlier accelerated maturity date arising from an event of default or any other earlier redemption of the new notes. During a deferral period, interest will continue to accrue on the new notes at the then-applicable rate of the new notes described above and deferred interest on the new notes will bear additional interest at the then-applicable interest rate of the new notes, compounded on each interest payment date, subject to applicable law. If we have paid all deferred interest (including compounded interest thereon) on the new notes, we can again defer interest payments on the new notes as described above.

Subsidiary Guarantee; Future Subsidiary Guarantees	The new notes will be guaranteed on an unsecured, junior subordinated basis by Voya Holdings and any other of the Company’s domestic subsidiaries (each of Voya Holdings and any such subsidiary, a “subsidiary guarantor”) that becomes a borrower or guarantor under the Second Amended and Restated Revolving Credit Agreement dated as of May 6, 2016 (the “Revolving Credit Agreement”) among the Company, Bank of America, N.A., as administrative agent, swing line lender, fronting L/C issuer and several L/C agent, and the lenders from time to time party thereto, as the Revolving Credit Agreement may be amended, replaced, refinanced, amended and restated, supplemented or otherwise modified from time to time. Currently, no other subsidiary of the Company is expected to guarantee the new notes.

The guarantee of a subsidiary guarantor, except for Voya Holdings, will terminate if such subsidiary guarantor is permanently released from its guarantee under the Revolving Credit Agreement.

Subordination

The new notes will be unsecured, subordinated and junior in right of payment to all of our existing and future senior indebtedness and will rank pari passu with our old notes, 5.65% fixed-to-floating rate junior subordinated notes due 2053 and any debt securities we issue in the future that will rank equally with the new notes (collectively, our “pari passu securities”). Our senior indebtedness will include, among other things, all of our indebtedness for borrowed money but will not include (1) obligations to trade creditors created or assumed by us in the ordinary course of business, or (2) indebtedness that is by its terms subordinate, or not superior, in right of payment to the new notes, including our pari passu securities, as more fully described under “Description of the New Notes—Subordination.” All of our existing indebtedness for money borrowed, other than our pari passu securities, is senior to the new notes. Each guarantee will be the unsecured, junior subordinated obligation of the relevant subsidiary guarantor and will be subordinated and junior in right of payment to all of such subsidiary guarantor’s existing and future senior indebtedness and will rank pari passu with all of the debt securities and guarantees of such subsidiary guarantor that rank equally with its guarantee.

As of September 30, 2018, on a nonconsolidated basis, the amount of (i) senior indebtedness of each of Voya Financial and Voya Holdings totaled approximately $2.4 billion and (ii) pari passu securities of each of Voya Financial and Voya Holdings totaled approximately $1.1 billion. After giving effect to the debt securities repurchased on October 4, 2018 pursuant to cash tender offers by Voya Financial, the amount of (i) senior indebtedness of each of Voya Financial and Voya Holdings totaled approximately $2.2 billion and (ii) pari passu securities of each of Voya Financial and Voya Holdings totaled approximately $1.1 billion. In each case, payments on the new notes will also be effectively subordinated to all existing and future liabilities of our subsidiaries to the extent of the assets of such subsidiaries, excluding non-senior indebtedness of Voya Holdings but including policyholder liabilities and account balances of $66 billion as of September 30, 2018. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our 2017 Form 10-K and our 2018 Third Quarter Form 10-Q, each of which is incorporated by reference in this prospectus, for a discussion of our existing indebtedness, as well as the Current Report on Form 8-K filed on October 2, 2018, which is incorporated by reference in this prospectus.

Certain Payment Restrictions Applicable to Us	At any time when we have given notice of our election to defer interest payments on the notes but the related deferral period has not yet commenced or a deferral period is continuing, we and our subsidiaries generally may not make payments on or redeem or purchase any shares of our capital stock or any of our debt securities or guarantees that rank upon our liquidation on a parity with or junior to the notes, subject to certain limited exceptions.

The terms of the new notes permit us to make any payment of current or deferred interest on our pari passu securities, that is made pro rata to the amounts due on such parity securities and the notes.

For more information, see “Description of the New Notes—Dividend and other payment stoppages during deferral periods and under certain other circumstances” in this prospectus.

Redemption	We may elect to redeem the notes:

•

in whole at any time or in part from time to time on or after January 23, 2028 at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest) to, but excluding, the date of redemption; provided that if the notes are not redeemed in whole, at least $25 million aggregate principal amount of the notes, excluding any notes held by us or any of our affiliates, must remain outstanding after giving effect to such redemption; or

•

in whole, but not in part, at any time prior to January 23, 2028, within 90 days after the occurrence of a “rating agency event,” a “tax event” or a “regulatory capital event” at a redemption price equal to (i) with respect to a “rating agency event,” 102% of their principal amount, and (ii) with respect to a “tax event” or a “regulatory capital event,” their principal amount, in each case plus accrued and unpaid interest (including compounded interest) to but excluding the date of redemption.

For more information and the definitions of “tax event,” “rating agency event” and “regulatory capital event”, see “Description of the New Notes—Redemption” in this prospectus.

Events of Default	An “event of default” with respect to the new notes shall occur only upon certain events of bankruptcy, insolvency or receivership involving Voya Financial. If an event of default occurs and continues, the principal amount of the notes will automatically become due and payable without any declaration or other action on the part of the trustee or any holder of notes.

There is no right of acceleration in the case of any payment default or other breaches of covenants under the junior subordinated indenture or notes. Notwithstanding the foregoing, in the case of a default in the payment of principal of or interest on the notes, including any compounded interest (and, in the case of payment of deferred interest, such failure to pay shall have continued for 30 calendar days after the conclusion of any deferral period), the holder of a note may, or if directed by the holders of a majority in principal amount of the notes, the trustee shall, subject to the conditions set forth in the junior subordinated indenture, demand payment of the amount then due and payable and may institute legal proceedings for the collection of such amount if we or a subsidiary guarantor fail to make payment thereof upon demand.

Denomination and Form of Notes	The new notes will be issued in fully registered form and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will be issued initially as global notes. DTC will act as depositary for the new notes. Except in limited circumstances, global notes will not be exchangeable for certificated notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange or the issuance of new notes in connection with the exchange offer. Old notes that are validly tendered and exchanged will be retired and canceled. We will pay all expenses incident to the exchange offer.

Absence of a Public Market for the Notes	The new notes will be a new issue of securities for which currently there is no market. We do not intend to apply for listing of the new notes on any securities exchange or any automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the new notes. See “Risk Factors—Risks Related to the Notes—The secondary market for the new notes may be illiquid.”

Trustee and Junior Subordinated Indenture	The new notes will be issued pursuant to the junior subordinated debt indenture dated as of May 16, 2013, as supplemented by the second supplemental indenture dated January 23, 2018, among us, as issuer, Voya Holdings, as initial guarantor, and U.S. Bank National Association, as trustee (the “junior subordinated indenture”).

Governing Law	The junior subordinated indenture and the new notes, and any claim, controversy or dispute arising under or related to the junior subordinated indenture or the new notes, will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors	Before you participate in the exchange offer, you should carefully consider all of the information in this prospectus and incorporated by reference herein, including the discussions under “Risk Factors” beginning on page 10 of this prospectus and in “Risk Factors” in our 2017 Form 10-K.

RISK FACTORS

You should carefully consider each of the risk factors below, in “Risk Factors” in our 2017 Form 10-K, as well as other information included or incorporated by reference in this prospectus, before you participate in the exchange offer. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial could also affect our business operations, financial condition and results of operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected. As a result, you could lose part or all of your investment in the notes. See “Note Regarding Forward-Looking Statements.”

Risks Related to the Exchange Offer

If you fail to exchange the old notes, they will remain subject to transfer restrictions, and it may be harder for you to resell and transfer your old notes.

The old notes were not registered under the Securities Act or under the securities laws of any state. Any old notes that remain outstanding after this exchange offer may continue to be subject to restrictions on their transfer. Thus, you may not resell the old notes, offer them for resale or otherwise transfer them unless they are subsequently registered or an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. If you do not exchange your old notes for new notes in this exchange offer, or if you do not properly tender your old notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer your old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. After this exchange offer, holders of old notes will not have any further rights to have their old notes exchanged for new notes registered under the Securities Act. The liquidity of the market for old notes that are not exchanged could be adversely affected by this exchange offer and you may be unable to sell your old notes.

Late deliveries of old notes and other required documents could prevent a holder from exchanging its old notes.

Holders are responsible for complying with all exchange offer procedures. The issuance of new notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of old notes who wish to exchange them for new notes should allow sufficient time for timely completion of the exchange offer procedures. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedures or waive any defect if you fail to follow the proper procedures.

If you are a broker-dealer, your ability to transfer the new notes may be restricted.

A broker-dealer that purchased old notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

Risks Related to the Notes

We have the right to defer interest for up to five consecutive years.

We have the right at one or more times to defer payment of interest on the new notes for one or more consecutive interest periods for up to five years. During any such deferral period, holders of new notes will receive limited or no current payments on the new notes. Holders will have no remedies against us for nonpayment unless we fail to pay all deferred interest (including compounded interest) at the end of the five-year deferral period, at the maturity date or, if applicable, at any earlier accelerated maturity date arising from an event of default or any earlier redemption date.

Deferral of interest payments and other characteristics of the new notes could adversely affect the market price of the new notes.

To the extent a secondary market develops for the new notes, the market price of the new notes is likely to be adversely affected if we defer payments of interest on the new notes. As a result of our deferral right or if investors perceive that there is a likelihood that we will exercise our deferral right, the market for the new notes may become less active or be discontinued during such a deferral period, and the market price of the new notes may be more volatile than the market prices of other securities that are not subject to deferral. If we do defer interest on the new notes and you sell your new notes during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its new notes until we pay the deferred interest at the end of the applicable deferral period.

The junior subordinated indenture does not limit the amount of senior or pari passu indebtedness we may issue, and other future liabilities may rank senior to or equally with the new notes in right of payment or upon liquidation.

The new notes will be subordinated and junior in right of payment to our current and future senior indebtedness, which means we cannot make any payments on the new notes if we are in default on any of our indebtedness that is senior to the new notes. Therefore, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our senior indebtedness in full before any payment may be made on the new notes.

Our senior indebtedness includes all of our obligations for money borrowed (other than the new notes and other obligations issued under the junior subordinated indenture), as well as other obligations such as capital leases, but will not include (1) obligations to trade creditors created or assumed by us in the ordinary course of business or (2) indebtedness that is by its terms subordinate, or not superior, in right of payment to the new notes, including our pari passu securities. All of our existing indebtedness for money borrowed, other than our pari passu securities, is senior indebtedness.

The terms of the junior subordinated indenture do not limit our ability to incur additional debt, whether secured or unsecured, and including indebtedness that ranks senior to or pari passu with the new notes upon our liquidation or in right of payment as to principal or interest.

As of September 30, 2018, on a nonconsolidated basis, the amount of (i) senior indebtedness of each of Voya Financial and Voya Holdings totaled approximately $2.4 billion and (ii) pari passu securities of each of Voya Financial and Voya Holdings totaled approximately $1.1 billion. After giving effect to the debt securities repurchased on October 4, 2018 pursuant to cash tender offers by Voya Financial, the amount of (i) senior indebtedness of each of Voya Financial and Voya Holdings totaled approximately $2.2 billion and (ii) pari passu securities of each of Voya Financial and Voya Holdings totaled approximately $1.1 billion. In each case, this does not include obligations, including policyholder claims, of our subsidiaries, to which holders of the new notes are structurally subordinated (see “—Our holding company structure and Voya Holdings’ holding company structure results in structural subordination of the new notes and guarantee and may affect our and its ability to make payments on the new notes and guarantee.”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our 2017 Form 10-K and our 2018 Third Quarter Form 10-Q, each of which is incorporated by reference in this prospectus, for a discussion of our existing indebtedness, as well as the Current Report on Form 8-K filed on October 2, 2018, which is incorporated by reference in this prospectus.

We may make certain payments on pari passu securities during a deferral period.

The terms of the new notes and the junior subordinated indenture permit us to make any payment of current or deferred interest on pari passu securities so long as the amounts paid, the amounts set aside at such time for payment of such pari passu securities on the immediately following regularly scheduled interest payment dates therefor and the amounts paid or set aside at such time for payment on the new notes on the immediately following interest payment date for the new notes, are in the same proportion to the full payment to which each series of such pari passu securities and the new notes is then, or on such immediately following regularly scheduled interest payment dates will be, entitled to be paid in full.

Our holding company structure and Voya Holdings’ holding company structure results in structural subordination of the new notes and guarantee and may affect our and its ability to make payments on the new notes and guarantee.

Because we and the Guarantor are each a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of its creditors, except to the extent that we may be recognized as a creditor of that subsidiary. The applicable insurance laws of the jurisdiction where each of our insurance subsidiaries is domiciled would govern any proceedings relating to that insurance subsidiary. The insurance authority of that jurisdiction would act as a liquidator or rehabilitator for the subsidiary. Both creditors and policyholders of the subsidiary would be entitled to payment in full from the subsidiary’s assets before we, as a shareholder, would be entitled to receive any distribution from the subsidiary which we might apply to make payments of principal and interest on the new notes or other indebtedness.

Accordingly, our obligations under the new notes will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries, including liabilities under contracts of insurance and annuities written by our insurance subsidiaries, and you, as holders of new notes, should look only to our assets for payment under the new notes. As of September 30, 2018, our subsidiaries had policyholder liabilities and contract owner account balances of $66 billion.

We may redeem the new notes on or after January 23, 2028, and at any time in the event of a tax event, rating agency event or regulatory capital event.

We may redeem the new notes, in whole at any time or in part from time to time, on or after January 23, 2028 at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest) to, but excluding, the date of redemption. Prior to January 23, 2028, we may also redeem the new notes in whole, but not in part, at any time within 90 days after the occurrence of a “rating agency event,” a “tax event” or a “regulatory capital event” at a redemption price equal to (i) with respect to a “rating agency event,” 102% of their principal amount, and (ii) with respect to a “tax event” or a “regulatory capital event,” their principal amount, in each case, plus accrued and unpaid interest (including compounded interest) to, but excluding, the date of redemption. If the new notes are redeemed, the redemption may be a taxable event to you.

Events that would constitute a “rating agency event,” a “tax event” or a “regulatory capital event” could occur at any time and could result in the new notes being redeemed earlier than would otherwise be the case. In the event we choose to redeem the new notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the new notes. For more information and the definitions of “tax event,” “rating agency event” and “regulatory capital event,” see “Description of the New Notes—Redemption” in this prospectus.

Under an amendment to section 163(j) of the Internal Revenue Code of 1986, as amended, (“section 163(j)”) that took effect on January 1, 2018, limitations on our ability to deduct interest expense on the new notes may apply if our interest expense deductions exceed 30 percent of our adjusted taxable income. Regulations or other guidance from the IRS may be issued addressing the application of section 163(j), which guidance may affect our ability to deduct interest expense on the new notes. A change of law of this kind will not constitute a tax event, unless the change of law limits, defers or prohibits the deduction of interest on the new notes in a manner or to an extent different from interest on our senior debt by reason of the specific characteristics of the new notes.

If interest payments on the new notes are deferred, holders of the new notes will be required to recognize income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income.

If we were to defer interest payments on the new notes, the new notes would be treated as issued with original issue discount (“OID”) at the time of such deferral, and all stated interest due after such deferral would be treated as OID. In such case, a U.S. Holder (as defined below in “Certain U.S. Federal Income Tax Considerations”) would be required to include such stated interest in income as it accrues, regardless of such U.S. Holder’s regular method of accounting, using a constant yield method, before such holder received any payment attributable to such income, and would not separately report the actual payments of interest on the new notes as taxable income. See “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Payments of Interest and Original Issue Discount” in this prospectus.

A holder of the new notes will not have rights of acceleration in the case of payment defaults or other breaches of covenants.

The only event of default under the junior subordinated indenture consists of specific events of bankruptcy, insolvency or receivership involving Voya Financial. There is no right of acceleration in the case of payment defaults or other breaches of covenants under the junior subordinated indenture.

Increased regulatory oversight, uncertainty relating to the LIBOR calculation process and potential discontinuation or reform of LIBOR may adversely affect the value of and return on your new notes.

From and including January 23, 2028 to, but excluding, the maturity date or any earlier redemption date, the new notes will bear interest at interest rates based on the London Interbank Offered Rate (for purposes of this risk factor, “LIBOR”). LIBOR is deemed to be a “benchmark” and is the subject of ongoing national and international regulatory scrutiny and reform. Some of these reforms are already effective, while others are still to be implemented or formulated. For example, on July 27, 2017, the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Uncertainty as to the nature of potential changes to LIBOR, alternative reference rates or other reforms may cause such “benchmarks” to perform differently than they performed in the past or to be discontinued entirely and may have other consequences that cannot be predicted. Any such consequences could adversely affect the value of and return on your new notes and the trading market for the new notes.

To the extent that the new notes bear interest at interest rates determined by reference to LIBOR and LIBOR is discontinued or is no longer quoted, interest due on the new notes during any floating-rate interest period (as defined below) will be determined using the alternative methods described in the definition of “three-month LIBOR” in this prospectus under the caption “Description of the New Notes—Interest rate and interest payment dates—Floating-rate period.” If the calculation agent determines that LIBOR has been discontinued, the calculation agent will determine whether to use a substitute or successor base rate that it has determined in its sole discretion is most comparable to three-month LIBOR, provided that if the calculation agent determines there is an industry accepted successor base rate, the calculation agent shall use such successor base rate. The calculation agent in its sole discretion may also implement changes to the business day convention, any business day definition, the interest determination date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant business day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. If this occurs, the value of the new notes, the return on the new notes and the trading market for the new notes may be adversely affected. The calculation agent has not been appointed and we will appoint a calculation agent prior to the commencement of the first floating-rate interest period.

The secondary market for the new notes may be illiquid.

The new notes are a new issue of securities with no established trading market. We do not intend to apply to list the new notes on any securities exchange or to arrange for quotation of the new notes on any automated dealer quotation system. We cannot give any assurance as to the liquidity of any trading market for the new notes. The lack of a trading market could adversely affect your ability to sell your new notes and the price at which you may be able to sell your new notes.

Changes in our credit ratings, the debt markets or other factors could adversely affect the market price of the new notes.

The market price for the new notes depends on many factors, including, among other things:

•	our credit ratings with major credit rating agencies, including with respect to the new notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our operating results, financial condition, financial performance and future prospects;

•	our election to defer interest payments on the new notes (see “—Deferral of interest payments and other characteristics of the new notes could adversely affect the market price of the new notes”); and

•

economic, financial, geopolitical, regulatory and judicial events that affect us, the industries and markets in which we are doing business and the financial markets generally, including continuing uncertainty about the strength and speed of recovery in the United States and other key economies, the impact of governmental stimulus and austerity initiatives, and sovereign credit concerns in Europe and other key economies.

The market price of the new notes may be adversely affected by unfavorable changes in these factors. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market price of the new notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change our credit rating based on their overall view of our industry. A negative change in our rating could have an adverse effect on the market price of the new notes.

Rating agencies may change their practices for rating the new notes, which change may adversely affect the market price of the new notes. In addition, we may redeem the new notes if a rating agency makes certain changes to its equity credit methodology for securities such as the new notes.

The rating agencies that currently or may in the future publish a credit rating for us, including S&P Global Ratings, Moody’s Investors Service, Inc. and Fitch Ratings, Inc., each of which is expected to initially publish a rating of the new notes, may, from time to time in the future, change the way they analyze securities with features similar to the new notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the new notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the new notes are subsequently lowered, that could have a negative impact on the trading price of the new notes. In addition, we may redeem the new notes before January 23, 2028 at our option, in whole but not in part, if a rating agency makes certain changes to its equity credit methodology for securities such as the new notes. See “—We may redeem the new notes on or after January 23, 2028, and at any time in the event of a tax event, rating agency event or regulatory capital event.”

Because a subsidiary guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from Voya Holdings or any future subsidiary guarantor.

The new notes have the benefit of a guarantee, on an unsecured, junior subordinated basis, by Voya Holdings. However, the guarantee by Voya Holdings is limited to the maximum amount that Voya Holdings is permitted to guarantee under applicable law. As a result, Voya Holdings’, or any future subsidiary guarantor’s, liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such subsidiary guarantor. A court could also find any such limitation on the maximum amount of a guarantee to be ineffective or unenforceable and, under federal and state fraudulent conveyance laws, void the obligations under the guarantee or further subordinate it to all other obligations of the relevant subsidiary guarantor.

For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision in that case to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety. This decision was ultimately affirmed by the U.S. Court of Appeals for the Eleventh Circuit on May 15, 2012.

Fraudulent conveyance laws could void our obligations under the new notes or the guarantee of a subsidiary guarantor.

Our incurrence of debt under the new notes may be subject to review under federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit, including circumstances in which bankruptcy is not involved, is commenced by, or on behalf of, our unpaid creditors or unpaid creditors of a subsidiary guarantor at some future date. Federal and state laws allow courts, under specific circumstances, to void notes and guarantees and require holders thereof to return payments received from debtors or their guarantors. As a result, an unpaid creditor or representative of creditors could file a lawsuit claiming that the issuance of the new notes constituted a “fraudulent conveyance.” To make such a determination, a court would have to find that we did not receive fair consideration or reasonably equivalent value for the new notes and that, at the time the new notes were issued, we:

•	were insolvent;

•	were rendered insolvent by the issuance of the new notes;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to repay those debts as they matured.

If a court were to make such a finding, it could void all or a portion of our obligations under the new notes, subordinate the claim in respect of the new notes to our other existing and future indebtedness or take other actions detrimental to you as a holder of new notes, including in certain circumstances, invalidating the new notes or any then-existing guarantees.

The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of that company’s property, or if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the new notes, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the new notes, to the claims of all existing and future creditors on similar grounds. We cannot determine in advance what standard a court would apply to determine whether we were “insolvent” in connection with the sale of the new notes.

The making of the guarantee by Voya Holdings, as well as any future making of any guarantees by any other of our subsidiaries, might also be subject to similar review under relevant fraudulent conveyance laws. In addition, a guarantee by a subsidiary could be subject to the claim that the guarantee was incurred for our benefit and only indirectly for the benefit of the subsidiary providing such guarantee, and therefore incurred for less than fair value. A court could impose legal and equitable remedies, including subordinating the obligations under any then-existing subsidiary guarantees to our other existing and future indebtedness or taking other actions detrimental to you as a holder of new notes. If Voya Holdings’ guarantee, or a future guarantee by another subsidiary, were to be voided as a fraudulent conveyance or otherwise unenforceable, holders of new notes would have recourse solely to assets owned directly by us. The new notes would then be effectively subordinated to all other obligations of the subsidiary providing such guarantee.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

On June 1, 2018 Voya Financial completed the sale (the “Transaction”) of Voya Insurance and Annuity Company, an Iowa domiciled life insurance company subsidiary of the Company (“VIAC”), and Directed Services LLC, an indirect broker-dealer subsidiary of the Company (“DSL”). VIAC and DSL were acquired by a subsidiary of VA Capital Company LLC, a Delaware limited liability company (“VA Capital”).

The Unaudited Pro forma Condensed Consolidated Statement of Operations of Voya Financial and notes thereto for the nine months ended September 30, 2018, giving effect to the completion of the Transaction on June 1, 2018, is set forth below.

The Unaudited Pro forma Condensed Consolidated Statement of Operations included herein should be read in conjunction with the Company’s unaudited Condensed Consolidated Financial Statements included in the 2018 Third Quarter Form 10-Q as well as the Company’s audited Consolidated Financial Statements included in the 2017 Form 10-K. There are no pro forma adjustments required to the Condensed Consolidated Balance sheet of the Company as of September 30, 2018 as the impacts of the Transaction were reflected on the Condensed Consolidated Balance Sheet included in the 2018 Third Quarter Form 10-Q. The Unaudited Pro forma Condensed Consolidated Statement of Operations for the year ended December 31, 2017 was included in the Company’s Current Report on Form 8-K, filed with the SEC on June 7, 2018. The Unaudited Pro forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2018 was derived from the historical Consolidated Statements of Operations and the pro forma adjustments give effect to events that are directly attributable to the Transaction as if the Transaction occurred on January 1, 2017. These pro forma adjustments reflect adjustments that are factually supportable and are expected to have a continuing impact on the Company’s consolidated results of operations. Pro forma adjustments do not include any net revenue amounts related to transition services arrangements between the Company and affiliates of VA Capital, because the Company does not expect these net revenues to have any significant effect on the Company’s results of operations for a period greater than 12 months after consummation of the Transaction.

The Unaudited Pro forma Condensed Consolidated Statement of Operations is presented based on information currently available and is not reflective of the Company’s results of operations during the period presented had the Transaction occurred on January 1, 2017. Additionally, the Unaudited Pro forma Condensed Consolidated Statement of Operations does not reflect future events that are not directly attributable to the Transaction. Actual results during future periods may vary significantly from the results reflected in the Unaudited Pro forma Condensed Consolidated Statement of Operations.

Voya Financial, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Nine Months Ended September 30, 2018

(Dollars in millions)

	Nine Months Ended September 30, 2018 (As Reported)	Pro Forma Adjustments		Nine Months Ended September 30, 2018 (As Adjusted)
Revenues:
Net investment income	$2,491	$—		$2,491
Fee income	2,040	(15	) (1)	2,025
Premiums	1,622	—		1,622
Net realized capital gains (losses)	(347)	—		(347)
Other revenue	327	—		327
Income (loss) related to consolidated investment entities	199	—		199

Total revenues	6,332	(15)		6,317

Benefits and expenses:
Policyholder benefits	2,290	—		2,290
Interest credited to contract owner account balances	1,156	—		1,156
Operating expenses	2,001	—		2,001
Net amortization of Deferred policy acquisition costs and Value of business acquired	260	—		260
Interest expense	142	—		142
Operating expenses related to consolidated investment entities	35	—		35

Total benefits and expenses	5,884	—		5,884

Income (loss) from continuing operations before income taxes	448	(15)		433
Income tax expense (benefit)	70	(3	) (2)	67

Income (loss) from continuing operations	$378	$(12)		$366

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

The Unaudited Pro forma Condensed Consolidated Statement of Operations primarily includes the following pro forma adjustments:

1)

reflects a decrease in investment management fees associated with the Company’s general account assets associated with VIAC, net of additional third-party investment management fees payable by affiliates of VA Capital for investment management services being provided by the Company in respect of certain VIAC general account assets backing its variable annuity reserves and surplus pursuant to an investment management agreement.

2)	reflects the income tax impact associated with the pro forma adjustments.

USE OF PROCEEDS

Neither Voya Financial, Inc. nor Voya Holdings Inc. will receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange a like principal amount of old notes, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for the new notes will be cancelled. Accordingly, the issuance of the new notes will not result in any change in our indebtedness.

THE EXCHANGE OFFER

The following summary of the registration rights agreement and letter of transmittal is not complete and is subject to, and is qualified in its entirety by, all of the provisions of the registration rights agreement and the letter of transmittal, each of which is filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the entire registration rights agreement carefully.

Purpose and Effect of Exchange Offer; Registration Rights

We are offering to exchange our 4.7% Fixed-to-Floating Rate Junior Subordinated Notes due 2048, which have been registered under the Securities Act and which we refer to as the “new notes,” for our outstanding 4.7% Fixed-to-Floating Rate Junior Subordinated Notes due 2048, which have not been so registered and which we refer to as the “old notes.” We refer to the new notes and the old notes together as the “notes.” We refer to this exchange offer as the “exchange offer.”

The old notes were purchased by certain initial purchasers on January 23, 2018. In connection with the sale of the old notes, Voya Financial, Inc., Voya Holdings and the initial purchasers of the old notes entered into a Registration Rights Agreement, dated as of January 23, 2018, which we refer to as the “registration rights agreement.” We refer to the initial purchasers of the old notes collectively as the “initial purchasers.” All of the old notes were purchased by the initial purchasers for resale to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

Registration Rights; Special Interest

The following description is a summary of the material provisions of the registration rights agreement. This description does not restate that agreement in its entirety. The registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of those old notes. See “Where You Can Find More Information.”

Pursuant to the registration rights agreement, the Company and Voya Holdings have agreed to use their commercially reasonable efforts to file with the SEC an exchange offer registration statement covering an offer to holders of the old notes who are able to make certain representations, of the opportunity to exchange the old notes for new notes containing terms identical to the corresponding old notes (except that the new notes will not be subject to restrictions on transfer, will not entitle their holders to certain registration rights relating to the old notes and will not entitle their holders to payment of additional interest in case of non-registration). The registration rights agreement requires the Company and Voya Holdings to use their commercially reasonable efforts to file such exchange offer registration statement and to have such registration statement become effective no later than the date that is 320 days after the date of the registration rights agreement. We refer to such date as the “target registration date.” The registration rights agreement also requires the Company and Voya Holdings to commence the exchange offer promptly after the exchange offer registration statement is declared effective by the SEC and use commercially reasonable efforts to complete the exchange offer not later than the date that is 45 days after such effective date. We refer to such date as the “exchange offer deadline.”

If:

(1)

the Company and Voya Holdings determine that the exchange offer registration is not available or the exchange offer may not be completed as soon as practicable after the last date for exchange because it would violate any applicable law;

(2)	the exchange offer is not for any other reason completed by the exchange offer deadline; or

(3)

the Company receives a written request (a “shelf registration request”) from any initial purchaser of the old notes representing that it holds old notes that are or were ineligible to be exchanged in the exchange offer, then the Company and Voya Holdings shall use their commercially reasonable efforts to cause to be filed as soon as practicable after such determination, exchange offer deadline or date of such request, as the case may be, a shelf registration statement providing for the sale of all of the old notes by the holders thereof and to have such shelf registration statement become effective.

The registration rights agreement provides that if:

(1)	the exchange offer registration statement has not become effective on or prior to the target registration date;

(2)	the exchange offer has not been completed by the exchange offer deadline;

(3)

a shelf registration statement is required (otherwise than solely because of a shelf registration request), such shelf registration statement has not become effective on or prior to the target registration date;

(4)

a shelf registration statement is required because of a shelf registration request, such shelf registration statement has not become effective on or prior to the later of the target registration date and 90 days after delivery of such request; or

(5)

the shelf registration statement has become effective and thereafter ceases to be effective or the prospectus contained therein ceases to be usable at any time before the notes cease to be registrable securities (as defined in the registration rights agreement), and such failure to remain effective or usable exists for more than 90 days (whether or not consecutive) in any 12-month period;

(each, a “registration default”), the Company will pay to each holder of old notes additional interest over and above the interest rate set forth in the title of the old notes from and including the date on which any registration default shall occur until and including the date on which all such registration defaults have been cured, at a rate of:

•	0.25% per annum for the first 90-day period beginning on the day immediately following such default; and

•	an additional 0.25% per annum with respect to each subsequent 90-day period;

in each case until and including the date on which such registration default ends, up to a maximum increase of 0.50% per annum.

Each holder of old notes that wishes to exchange its old notes for new notes in the exchange offer will be required to represent:

•	that any new notes to be received by it will be acquired in the ordinary course of its business;

•

that, at the time the exchange offer commences, it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the new notes in violation of the Securities Act;

•	that it is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; and

•

if it is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus (or, to the extent permitted by law, make a prospectus available) in connection with any resale of the new notes. (In connection with such resale, Voya Financial, Inc. and Voya Holdings have agreed that for a period of 180 days starting on the last date for acceptance for exchange of the old notes for new notes, they will amend or supplement this prospectus in order to expedite or facilitate the resale of any new notes by such broker-dealers).

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, for each $1,000 principal amount of old notes properly surrendered and not withdrawn before the expiration date of the exchange offer, we will issue $1,000 principal amount of new notes. Holders may tender some or all of their old notes pursuant to the exchange offer in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange offer is not conditioned upon any minimum aggregate principal amount of any or all old notes being tendered.

The form and terms of the new notes will be the same as the form and terms of the old notes they replace except that:

•	the new notes will have a different CUSIP number from the old notes;

•	the new notes will be registered under the Securities Act and, therefore, the global securities representing the new notes will not bear legends restricting the transfer of interests in the new notes;

•	the new notes will not be subject to the registration rights relating to the old notes; and

•	the new notes will not benefit from payment of additional interest in case of non-registration.

The new notes will evidence the same indebtedness as the old notes they replace, and will be issued under, and be entitled to the benefits of the junior subordinated indenture. As a result, the old notes and the new notes will be treated as a single series of notes under the junior subordinated indenture.

No interest will be paid in connection with the exchange. The new notes will accrue interest from and including the last interest payment date on which interest has been paid on the old notes they replace or, if no interest has been paid on such old notes, from the date of original issue of such old notes. Accordingly, the holders of old notes that are accepted for exchange will not receive accrued but unpaid interest on those old notes at the time of tender. Rather, that interest will be payable on the new notes delivered in exchange for the old notes on the first interest payment date for those notes after the expiration date.

Under existing SEC interpretations, the new notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met in order to receive freely transferable new notes:

•	you must not be a broker-dealer that acquired the old notes from us or in market-making transactions or other trading activities;

•	you must acquire the new notes issued in the exchange offer in the ordinary course of your business;

•

you must not be participating, and do not intend to participate, and have no arrangements or understandings with any person to participate, in the distribution of the new notes within the meaning of the Securities Act; and

•	you must not be an affiliate of ours, as defined under Rule 405 of the Securities Act.

By tendering your old notes as described in “—Procedures for Tendering,” you will be representing to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

•	you cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

A broker-dealer that has bought old notes for market-making or other trading activities must comply with the prospectus delivery requirements of the Securities Act in order to resell any new notes it receives for its own account in the exchange offer. The SEC has taken the position that broker-dealers may use this prospectus to fulfill their prospectus delivery requirements with respect to the new notes.

Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Holders of notes do not have appraisal or dissenters’ rights under state law or under the applicable indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on                 , 2018, unless we extend the expiration date. We may extend this expiration date in our sole discretion. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.

We reserve the right, in our sole discretion:

•	to, prior to the expiration date, delay accepting any old notes;

•	to extend the exchange offer; or

•	to amend the terms of the exchange offer in any way we determine.

We will give oral notice promptly followed by written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will (i) promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of old notes of the amendment or waiver and (ii) extend the exchange offer if necessary so that at least five business days remain in the exchange offer following notice of the material change, or as otherwise required by law.

We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures For Tendering

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the old notes may tender old notes in the exchange offer. To tender old notes in the exchange offer:

•

you must instruct DTC and a DTC participant by completing the form “Instructions to DTC Participant From Beneficial Owner” accompanying this prospectus of your intention to tender your old notes for new notes; and

•	DTC participants in turn need to follow the procedures for book-entry transfer as set forth below under “—Book-Entry Transfer” and in the letter of transmittal.

By tendering, you will make the representations described below under “—Representations on Tendering Old Notes.” In addition, each broker-dealer that receives new notes for its account in the exchange offer, where the old notes they replace were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” The tender by a holder of old notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of the form “Instructions to DTC Participant From Beneficial Owner” or transmission of an agent’s message and all other required documents, as described under “—Book-Entry Transfer,” to the exchange agent is at the election and risk of the tendering holder of old notes. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes, and our determination shall be final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. The exchange agent shall have no duty, responsibility or liability with respect to any of such matters. Unless waived, holders must cure any defects or irregularities in connection with tenders of old notes within a period we determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of old notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered old notes will only be made after timely:

•	confirmation of book-entry transfer of the old notes into the exchange agent’s account; and

•	receipt by the exchange agent of an “agent’s message” and all other required documents specified in the letter of transmittal.

The confirmation, agent’s message and any other required documents must be received at the exchange agent’s address listed below under “—Exchange Agent” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

As indicated above, delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering old notes stating:

•	the aggregate principal amount of old notes which have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below under “—Representations on Tendering Old Notes” are true and correct.

Representations on Tendering Old Notes

By surrendering old notes in the exchange offer, you will be representing that, among other things:

•	you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

•

you are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act;

•

you are not an affiliate of ours, as defined in Rule 405 under the Securities Act, or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•

you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes, and you cannot rely on the position of the SEC’s staff in their no-action letters; and

•	you are not acting on behalf of someone who cannot truthfully and completely make such representation.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities (other than notes acquired directly from either of the issuers or any of their affiliates), you will be required to acknowledge in the letter of transmittal that you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that, by complying with their obligations, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See also “Plan of Distribution.”

Withdrawal of Tenders

Your tender of old notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC prior to 5:00 p.m., New York City time, on the expiration date.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC. We will determine, in our sole discretion, all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly re-tendered. Any old notes which have been tendered but which are withdrawn or not accepted for exchange will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following the procedures described above under “—Procedures For Tendering” at any time prior to the expiration date.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent in connection with the exchange offer. In such capacity, the exchange agent has no fiduciary duties to the holders of the notes and will be acting solely on the basis of our directions. Holders should direct questions and requests for assistance, additional copies of this prospectus or the letter of transmittal to the exchange agent, addressed as follows:

By Mail, Hand or Overnight Delivery: U.S. Bank National Association Corporate Actions 111 Fillmore Ave. Saint Paul, Minnesota 55107 Attn: Corporate Trust Support & Operations	By Facsimile: (615) 466-7367 For Information or Confirmation by Telephone: (800) 934-6802

Fees and Expenses

The expense of soliciting tenders pursuant to the exchange offer will be borne by us.

We have not retained any dealer-manager in connection with the exchange offer and we will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Properly Tender Old Notes in the Exchange Offer

We will issue the new notes in exchange for old notes under the exchange offer only after timely confirmation of book-entry transfer of the old notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and all other required documents specified in the letter of transmittal. Therefore, holders of the old notes who wish to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange or waive any such defects or irregularities. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining old notes. Remaining old notes will continue to be subject to the following restrictions on transfer:

•

holders may resell old notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

Neither we nor our board of directors or similar body make any recommendation to holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. Moreover, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

DESCRIPTION OF THE NEW NOTES

A description of the specific terms of the new notes being offered in this exchange offer is set forth below. The description is qualified in its entirety by reference to the junior subordinated indenture referred to below. The following description of the notes is only a summary of the material terms and does not purport to be complete. We urge you to read the junior subordinated indenture in its entirety because it, and not this description, will define your rights as a beneficial holder of the notes. A copy of the junior subordinated debt indenture dated as of May 16, 2013 has been filed as Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q filed on May 23, 2013 and is incorporated by reference herein. A copy of the second supplemental indenture dated as of January 23, 2018 has been filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 23, 2018 and is incorporated by reference herein. As used in this “Description of the New Notes,” the terms “Voya Financial,” the “Company,” “we,” “us” and “our” refer to Voya Financial, Inc. and not to any of its consolidated subsidiaries and the terms “Voya Holdings” and the “Guarantor” refer to Voya Holdings, Inc. and not to any of its subsidiaries.

The new notes offered hereby will be issued, and the old notes were issued, pursuant to the junior subordinated debt indenture dated as of May 16, 2013, as supplemented by the second supplemental indenture dated as of January 23, 2018, among us, as issuer, Voya Holdings, as initial guarantor, and U.S. Bank National Association, as trustee (the “junior subordinated indenture”). We refer to U.S. Bank National Association or its successor, as trustee, as the “trustee.” You should read the junior subordinated indenture for provisions that may be important to you.

When we use the term “holder” in this prospectus with respect to registered new notes, we mean the person in whose name such note is registered in the security register. We expect that the new notes will be held in book-entry form only, as described under “Book-Entry, Delivery and Form,” and will be held in the name of DTC or its nominee.

The junior subordinated indenture does not limit the amount of debt that we or our subsidiaries may incur under the junior subordinated indenture or under other indentures to which we are or become a party or otherwise. The new notes are not convertible into or exchangeable for shares of our common stock, our authorized preferred stock or any other securities.

Old notes and new notes will represent same debt

The new notes will be issued solely in exchange for an equal principal amount of old notes pursuant to the exchange offer. The new notes will evidence the same indebtedness as the old notes they replace, and will be issued under, and be entitled to the benefits of, the junior subordinated indenture. As a result, the old notes and the new notes will be treated as a single series of notes under the junior subordinated indenture. The terms of the new notes will be the same in all material respects as the old notes in exchange for which they are issued except that the new notes will not contain restrictions on transfer, will not entitle their holders to certain registration rights relating to the old notes and will not entitle their holders to payment of additional interest in case of non-registration.

If the exchange offer is consummated, holders of the old notes who do not exchange their old notes for new notes will vote together with holders of the new notes, for all relevant purposes under the junior subordinated indenture. All references herein to specified percentages in aggregate principal amount of the outstanding series of notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the old notes and new notes then outstanding.

General

We initially issued $350,000,000 aggregate principal amount of old notes on January 23, 2018. The new notes will initially be limited in aggregate principal amount to $350,000,000. We may, without the consent of holders of the new notes, increase the principal amount of the new notes by issuing additional new notes in the future on the same terms and conditions as the new notes being offered hereby in all respects, except for any difference in the issue date, public offering price, interest accrued prior to the issue date of the additional new notes and first interest payment date; provided that unless any such additional new notes are issued in a “qualified reopening,” are treated as part of the same issue as the new notes offered by this prospectus for U.S. federal income tax purposes, or are issued with less than a de minimis amount of original issue discount, such additional new notes shall have a separate CUSIP number. The new notes offered hereby and any such additional new notes would rank equally and ratably in right of payment and would be treated as a single series of junior subordinated debt securities for all purposes under the junior subordinated indenture.

The new notes will mature on January 23, 2048 (the “maturity date”). If that day is not a business day, payment of principal and interest will be postponed to the next business day and no interest will accrue as a result of that postponement. The new notes will be subordinated and junior in right of payment to all of our senior indebtedness, as defined under “—Subordination” below, and pari passu with all our existing and future pari passu securities (as defined below).

We will pay principal and interest on the new notes, register the transfer of the new notes and exchange the new notes at our office or agency maintained for that purpose, which initially will be the office of the trustee in the Borough of Manhattan, The City of New York. We may change the paying agent or registrar without prior notice to the holders of the new notes, and we or any of our subsidiaries may act as paying agent or registrar. So long as the new notes are represented by global debt securities, the interest payable on the new notes will be paid to Cede & Co., the nominee of the depositary, or its registered assigns as the registered owner of such global debt securities, by wire transfer of immediately available funds on each of the applicable interest payment dates.

Interest rate and interest payment dates

Fixed-rate period

From and including July 23, 2018 to, but excluding, January 23, 2028 or any earlier redemption date, the new notes will bear interest at the annual rate of 4.7%, and we will pay accrued interest semi-annually in arrears on January 23 and July 23 of each year, beginning on January 23, 2019 and ending on January 23, 2028, subject to our rights and obligations under “—Option to defer interest payments” below. We refer to these dates as “fixed-rate interest payment dates” and we refer to the period from, and including, July 23, 2018 to, but excluding, the first fixed-rate interest payment date and each successive period from, and including, a fixed-rate interest payment date to, but excluding, the next fixed-rate interest payment date as a “fixed-rate interest period.”

Interest payments will be made to the persons or entities in whose names the new notes are registered at the close of business on January 9 or July 9 (whether or not a business day), as the case may be, immediately preceding the relevant fixed-rate interest payment date. The amount of interest payable for any fixed-rate interest period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any fixed-rate interest payment date falls on a day that is not a business day, the interest payment due on that date will be postponed to the next day that is a business day, and no additional interest will accrue as a result of that postponement.

“Business day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, (iii) a day on which the corporate trust office of the trustee is closed for business or (iv) on or after January 23, 2028, a day that is not a London banking day (as defined below).

Floating-rate period

From and including January 23, 2028 to, but excluding, the maturity date or any earlier redemption date, the new notes will bear interest at an annual rate equal to three-month LIBOR (as defined below) plus 2.084%, and we will pay accrued interest quarterly in arrears on January 23, April 23, July 23 and October 23 (or if any of these days is not a business day, on the next business day, except that, if such business day is in the next succeeding calendar month, interest will be payable on the immediately preceding business day), beginning on April 23, 2028, subject to our rights and obligations under “—Option to defer interest payments” below. We refer to these dates as “floating-rate interest payment dates,” and together with the fixed-rate interest payment dates, as “interest payment dates,” and we refer to the period from, and including, January 23, 2028 to, but excluding, the first floating-rate interest payment date and each successive period from, and including, a floating-rate interest payment date to, but excluding, the next floating-rate interest payment date as a “floating-rate interest period” and, together with each fixed-rate interest period, as “interest periods.” We will pay such accrued interest to the persons or entities in whose names the new notes are registered at the close of business on January 9, April 9, July 9, and October 9 (whether or not a business day), as the case may be, immediately preceding the relevant floating-rate interest payment date. The amount of interest payable for any floating-rate interest period will be computed on the basis of a 360-day year and the actual number of days elapsed.

For the purposes of calculating interest due on the new notes during any floating rate interest period:

•

“three-month LIBOR” means, with respect to any floating-rate interest period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that floating-rate interest period that appears on Reuters Page LIBOR01 (as defined below) as of 11:00 a.m., London time, on the LIBOR determination date (as defined below) for that floating-rate interest period; provided that:

(i)

If such rate does not appear on Reuters Page LIBOR01, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that floating-rate interest period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (as defined below) after consultation with us, at approximately 11:00 a.m., London time, on the LIBOR determination date for that floating-rate interest period. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that floating-rate interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations.

(ii)

If fewer than two quotations are provided as described in clause (i) above, three-month LIBOR with respect to that floating-rate interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent after consultation with us, at approximately 11:00 a.m., New York City time, on the first day of that floating- rate interest period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that floating-rate interest period and in a principal amount of not less than $1,000,000.

(iii)

If fewer than three banks selected by the calculation agent to provide quotations provide quotes as described in clause (ii) above, three-month LIBOR for that floating-rate interest period will be determined by the calculation agent in its sole discretion, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such sources as it deems reasonable from which to estimate three-month LIBOR or any of the foregoing lending rates.

Notwithstanding the foregoing clauses (i), (ii) and (iii):

•

if the calculation agent determines on the relevant LIBOR determination date that the LIBOR base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate; and

•

if the calculation agent has determined a substitute or successor base rate in accordance with foregoing, the calculation agent in its sole discretion may determine what business day convention to use, the definition of business day, the LIBOR determination date and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the trustee) of the interest rate for the new floating-rate interest period. Upon request of a holder of the new notes, the calculation agent will provide to such holder the interest rate in effect for the relevant floating-rate interest period on the date of such request and, if determined, the interest rate for the next floating-rate interest period. All calculations made by the calculation agent for the purposes of calculating interest on the new notes during any floating-rate interest period shall be conclusive and binding on the holders, the trustee, us and Voya Holdings, absent manifest errors.

•

“calculation agent” means a firm appointed by us as calculation agent for the new notes prior to the commencement of the first floating-rate interest period. We will keep a record of such appointment at our principal offices, which will be available to any holder upon request;

•

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by us as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits);

•	“LIBOR determination date” means the second scheduled London banking day (as defined below) immediately preceding the first day of the relevant floating-rate interest period; and

•	“London banking day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and in deposits in U.S. dollars) in London.

Option to defer interest payments

So long as no event of default with respect to the new notes has occurred and is continuing, we may elect at one or more times to defer payment of interest on the new notes for one or more consecutive interest periods for up to five years. We may not defer interest beyond the maturity date, any earlier accelerated maturity date arising from an event of default (which, under the junior subordinated indenture, is limited to certain events of bankruptcy, insolvency or receivership involving us) or any earlier redemption date.

During a deferral period, interest will continue to accrue on the new notes, and deferred interest on the new notes will bear additional interest at the then-applicable interest rate of the new notes, compounded on each interest payment date, subject to applicable law. As used in this prospectus, a “deferral period” refers to the period beginning on the first day of the first interest period with respect to which we elect to defer interest on the new notes and ending on the earlier of (i) the interest payment date falling on or about the fifth anniversary of that day and (ii) the next interest payment date on which we have paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the new notes. When we use the term “interest” in this prospectus, we are referring not only to regularly scheduled interest payments but also to interest on interest payments not paid on the applicable interest payment date.

At the end of five years following the commencement of a deferral period, we must pay all accrued and unpaid deferred interest, including compounded interest thereon. If we have paid all deferred interest (including compounded interest thereon) on the new notes, we can again defer interest payments on the new notes as described above.

We will give the holders of the new notes and the trustee written notice of our election to commence or continue a deferral period at least two and not more than 60 business days before the next interest payment date.

We have no present intention to defer interest payments.

Dividend and other payment stoppages during deferral periods and under certain other circumstances

We have agreed in the junior subordinated indenture that, so long as any notes remain outstanding, if (i) we have given notice of our election to defer interest payments on the notes but the related deferral period has not yet commenced, or (ii) a deferral period is continuing, then, in either case, we will not, nor will we permit our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•	make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that rank upon our liquidation on a parity with or junior to the notes; or

•	make any guarantee payments regarding any guarantee issued by us of securities of any of our subsidiaries if the guarantee ranks upon our liquidation on a parity with or junior to the notes.

The restrictions listed above do not apply to:

•	any purchase, redemption or other acquisition of shares of our capital stock in connection with:

•	any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors; or

•	the satisfaction of our obligations pursuant to any contract outstanding at the beginning of the applicable deferral period requiring such purchase, redemption or other acquisition;

•

any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•

any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto;

•

any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on parity with or junior to such stock; or

•

any payment of current or deferred interest on pari passu securities so long as the amounts paid, the amounts set aside at such time for payment of such pari passu securities on the immediately following regularly scheduled interest payment dates therefor and the amounts paid or set aside at such time for payment on the new notes on the immediately following interest payment date for the new notes, are in the same proportion to the full payment to which each series of such pari passu securities and the new notes is then, or on such immediately following regularly scheduled interest payment dates will be, entitled to be paid in full.

For the avoidance of doubt, no terms of the new notes will restrict in any manner the ability of any of our subsidiaries to pay dividends or make any distributions to us or to any of our other subsidiaries.

Redemption

The new notes are redeemable at our election on or after January 23, 2028 or within 90 days after the occurrence of certain events prior to January 23, 2028, in each case at the applicable redemption price set forth below and are not subject to any sinking fund or similar provisions.

We may redeem the notes:

•

in whole at any time or in part from time to time on or after January 23, 2028 at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest) to, but excluding, the date of redemption; provided that if the notes are not redeemed in whole, at least $25 million aggregate principal amount of the notes, excluding any notes held by us or any of our affiliates, must remain outstanding after giving effect to such redemption; or

•

in whole, but not in part, at any time prior to January 23, 2028, within 90 days after the occurrence of a “rating agency event,” a “tax event” or a “regulatory capital event” at a redemption price equal to (i) in the case of a “rating agency event,” 102% of their principal amount, and (ii) in the case of a “tax event” or a “regulatory capital event,” their principal amount, in each case plus accrued and unpaid interest (including compounded interest) to, but excluding, the date of redemption.

For the purposes of the preceding paragraph:

“Tax event” means the receipt by us of an opinion of independent counsel experienced in such matters to the effect that, as a result of any:

•

amendment to, clarification of or change (including any officially announced prospective change) in the laws or treaties of the United States or any political subdivision or taxing authority of or in the United States, or any regulations under those laws or treaties, that is enacted or effective on or after the initial issuance of the notes;

•

administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or other similar announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation, that is taken on or after the initial issuance of the notes;

•

amendment to, clarification of or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known, that is enacted or effective on or after the initial issuance of the notes; or

•

threatened challenge asserted in writing in connection with an audit of us, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, which challenge is asserted against us or becomes publicly known on or after the initial issuance of the notes;

(each of the above, a “change of tax law”) there is more than an insubstantial risk that interest payable by us on the notes is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by us for U.S. federal income tax purposes; provided that a change of tax law under section 163(j) of the Internal Revenue Code of 1986, as amended (“section 163(j)”) (including any amendment to section 163(j), and any amendment to or the issuance of regulations or another official administrative pronouncement under section 163(j)), shall not give rise to a “tax event” unless, in the opinion of independent counsel experienced in such matters, the change of tax law under section 163(j) limits, defers or prohibits the deduction of interest on the notes offered by this prospectus in a manner or to an extent different from interest on senior debt obligations of ours by reason of the specific characteristics of the notes offered by this prospectus.

“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the new notes, which amendment, clarification or change results in:

•

the shortening of the length of time the new notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the old notes; or

•

the lowering of the equity credit (including up to a lesser amount) assigned to the new notes by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the old notes.

“Regulatory capital event” means that we become subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to us as a result of being so subject set forth criteria pursuant to which the full principal amount of the new notes would not qualify as capital under such capital adequacy guidelines, as we may determine at any time, in our sole discretion.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of new notes to be redeemed at its registered address. Unless we default in payment of the redemption price and accrued interest, including any compounded interest, interest on the new notes or portions thereof called for redemption will cease to accrue on the redemption date.

We may not redeem the notes in part unless all accrued and unpaid interest (including deferred interest) has been paid in full on all outstanding notes for all interest periods terminating on or before the redemption date.

In the event of any redemption, neither we nor the trustee will be required to:

•

issue, register the transfer of, or exchange, notes during a period beginning at the opening of business 15 days before the day of selection of notes for redemption and ending at the close of business on the day of mailing of notice of redemption; or

•	transfer or exchange any notes so selected for redemption, except, in the case of any notes being redeemed in part, any portion thereof not to be redeemed.

Defeasance

The junior subordinated indenture provides that we will be deemed to have paid and discharged the entire indebtedness represented by the notes on the 91st day following the date on which we have complied with the conditions set forth below (“defeasance”), if:

•

we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders (i) cash or (ii) U.S. government obligations, maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (iii) a combination thereof, sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the principal of and premium (if any) and interest on the outstanding notes to maturity or redemption, as the case may be;

•	such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•

we have delivered to the trustee an opinion of independent legal counsel satisfactory to the trustee confirming that (i) we have received from, or there has been published by, the IRS a ruling or (ii) since the issue date of the old notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred;

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the notes shall have occurred and be continuing on the date of such deposit;

•

such defeasance shall not cause the trustee to have a conflicting interest with respect to any of our securities or result in the trust arising from such deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

•

we have delivered to the trustee an opinion of counsel substantially to the effect that the trust funds deposited will not be subject to any rights of holders of senior indebtedness, and after the 90th day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the defeasance have been complied with;

unless, prior to such 91st day certain events of bankruptcy, insolvency or receivership involving us occur.

Subsidiary guarantee; future subsidiary guarantees

The new notes will be guaranteed on an unsecured, junior subordinated basis by Voya Holdings and any other of our domestic subsidiaries (each of Voya Holdings and any such subsidiary, a “subsidiary guarantor”) that becomes a borrower or guarantor under the Second Amended and Restated Revolving Credit Agreement dated as of May 6, 2016 (the “Revolving Credit Agreement”) among the Company, Bank of America, N.A., as administrative agent, swing line lender, fronting L/C issuer and several L/C agent, and the lenders from time to time party thereto (as it may be amended, replaced, refinanced, amended and restated, supplemented or otherwise modified from time to time). Currently, no other subsidiary of the Company is expected to guarantee the new notes.

The guarantee of a subsidiary guarantor, except for Voya Holdings, will terminate if such subsidiary guarantor is permanently released from its guarantee under the Revolving Credit Agreement. Each guarantee constitutes the unsecured, junior subordinated obligation of the applicable subsidiary guarantor and will rank equally in right of payment with all of such subsidiary guarantor’s existing and future unsecured, junior subordinated indebtedness.

The junior subordinated indenture provides that these provisions will be equally applicable to any additional guarantees that may be given in the future.

As of September 30, 2018, the Company’s subsidiaries that are not subsidiary guarantors represented substantially all of the Company’s consolidated assets and revenues.

The obligations of a subsidiary guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. By virtue of this limitation, the obligation of the subsidiary guarantor under its guarantee could be significantly less than amounts payable with respect to the new notes, or the subsidiary guarantor may have effectively no obligation under its guarantee. There is also a risk these limitations will be found by a court to be ineffective or unenforceable, subjecting the entire guarantee to avoidance under a fraudulent conveyance analysis. See “Risk Factors—Risks Related to the Notes—Because a subsidiary guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from Voya Holdings or any future subsidiary guarantor” and “Risk Factors—Risk Related to the Notes—Fraudulent conveyance laws could void our obligations under the new notes or the guarantee of a subsidiary guarantor.”

Subordination

The payment of the principal of and interest on the new notes is expressly subordinated, to the extent and in the manner set forth in the junior subordinated indenture, in right of payment and upon liquidation to the prior payment in full of all of our senior indebtedness. Each guarantee will be the unsecured, junior subordinated obligation of the relevant subsidiary guarantor and is expressly subordinated, to the extent and in the manner set forth in the junior subordinated indenture, in right of payment and upon liquidation to the prior payment in full of all of such subsidiary guarantor’s senior indebtedness.

Subject to the qualifications described below, the term “senior indebtedness” is defined in the junior subordinated indenture to include principal of, premium (if any) and interest on and any other payment due pursuant to any of the following, in each case of ours or the relevant subsidiary guarantor, whether incurred prior to, on or after the date of this prospectus:

•	all obligations (other than obligations pursuant to the junior subordinated indenture, the old notes and the new notes) for money borrowed;

•

all obligations evidenced by securities, notes (other than the old notes and the new notes offered pursuant to this prospectus), debentures, bonds or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	all capital lease obligations;

•	all reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for our account;

•

all obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which we or any of our subsidiaries have agreed to be treated as owner of the subject property for U.S. federal income tax purposes;

•

all payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of ours; and

•

all obligations of the types referred to in the preceding bullet points of another person and all dividends of another person the payment of which, in either case, we or the subsidiary guarantor has assumed or guaranteed or for which we or the subsidiary guarantor is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise.

The new notes will rank senior to all of our equity securities and pari passu with the old notes, our 5.65% fixed-to-floating rate junior subordinated notes due 2053 and any debt securities we issue in the future that will rank equally with the new notes (collectively, our “pari passu securities”). Each guarantee will rank senior to all of the relevant subsidiary guarantor’s equity securities and pari passu with all of the debt securities and guarantees of such subsidiary guarantor that rank equally with its guarantee.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions of the junior subordinated indenture irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) obligations to trade creditors created or assumed by us or the relevant subsidiary guarantor in the ordinary course of business or (2) indebtedness that is by its terms subordinate, or not superior, in right of payment to the new notes, including our pari passu securities, or the relevant subsidiary guarantor’s, as the case may be.

As of September 30, 2018, on a nonconsolidated basis, the amount of (i) senior indebtedness of each of Voya Financial and Voya Holdings totaled approximately $2.4 billion and (ii) pari passu securities of each of

Voya Financial and Voya Holdings totaled approximately $1.1 billion. After giving effect to the debt securities repurchased on October 4, 2018 pursuant to cash tender offers by Voya Financial, the amount of (i) senior indebtedness of each of Voya Financial and Voya Holdings totaled approximately $2.2 billion and (ii) pari passu securities of each of Voya Financial and Voya Holdings totaled approximately $1.1 billion. In each case, payments on the new notes will also be effectively subordinated to all existing and future liabilities of our subsidiaries to the extent of the assets of such subsidiaries, excluding non-senior indebtedness of Voya Holdings but including policyholder liabilities and account balances of $66 billion as of September 30, 2018. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our 2017 Form 10-K and our 2018 Third Quarter Form 10-Q, each of which is incorporated by reference in this prospectus, for a discussion of our existing indebtedness, as well as the Current Report on Form 8-K filed on October 2, 2018, which is incorporated by reference in this prospectus.

If either of the following circumstances exist, we will first pay all senior indebtedness, including any interest accrued after such events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the new notes:

•

in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

•

(a) in the event and during the continuation of any default in the payment of principal of or premium (if any) or interest on any senior indebtedness beyond any applicable grace period, (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the direct holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of either (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded), or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b).

In such events, we will pay or deliver directly to the holders of senior indebtedness any payment or distribution otherwise payable or deliverable to holders of the new notes. We will make the payments to the holders of senior indebtedness according to priorities existing among those holders until we have paid all senior indebtedness, including accrued interest, in full.

If such events of insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets as described in the first bullet above occur, after we have paid in full all amounts owed on senior indebtedness, the holders of notes together with the holders of any of our other pari passu securities will be entitled to receive from our remaining assets any principal of or premium or interest on the notes and such other obligations due at that time before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the notes.

If we breach the junior subordinated indenture by making a payment or distribution to holders of the new notes before we have paid all the senior indebtedness in full, then such holders of the new notes will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior indebtedness.

Because of the subordination provisions, if we become insolvent, holders of senior indebtedness may receive more, ratably, and holders of the new notes having a claim pursuant to such securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the junior subordinated indenture in connection with the notes.

The junior subordinated indenture places no limitation on the amount of senior or pari passu indebtedness that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior indebtedness.

Denominations

The new notes will be issued only in fully registered form, without interest coupons, in denominations of $2,000 each and integral multiples of $1,000 in excess thereof. We expect that the new notes will be held in book-entry form only, as described under “Book-Entry, Delivery and Form,” and will be held in the name of DTC or its nominee.

Consolidation, merger, sale of assets and other transactions

So long as any notes are outstanding, we may not merge with or into or consolidate with another person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other person other than our direct or indirect wholly owned subsidiary, and no person may merge with or into or consolidate with us or, except for our direct or indirect wholly owned subsidiary, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•

we are the surviving corporation or the person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and has expressly assumed by supplemental indenture all our obligations under the notes and the junior subordinated indenture;

•	immediately after giving effect to such transaction, no event of default or event that, after notice or lapse of time or both would become an event of default, has occurred and is continuing; and

•

we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture required in connection with the transaction complies with the junior subordinated indenture.

The junior subordinated indenture provides that, for the avoidance of doubt, a sale or other disposition of Voya Insurance and Annuity Company or Security Life of Denver International Limited, their respective assets or any assets constituting all or part of our Closed Block Variable Annuity segment does not constitute a sale or other disposition of substantially all of our properties and assets.

Events of default; waiver and notice

An “event of default” with respect to the new notes shall occur only upon certain events of bankruptcy, insolvency or receivership involving Voya Financial.

The junior subordinated indenture refers to breaches that are not “events of default” as “defaults.” They include:

•

the failure to pay interest, including compounded interest, in full on any notes for a period of 30 days after the conclusion of a five-year period following the commencement of any deferral period if such deferral period has not ended prior to the conclusion of such five-year period;

•	the failure to pay principal of or premium (if any) on the notes when due; or

•	the failure to comply with our covenants or agreements under the junior subordinated indenture or the notes.

A “default” also includes, for example, a failure to pay interest within 30 days of the relevant interest payment date if we do not give a timely written notice of our election to commence or continue a deferral period.

If we do not give a timely written notice of our election to commence or continue a deferral period and fail to pay interest within 30 days of the relevant interest payment date, any holder of notes may seek to enforce our obligation or the obligation of any subsidiary guarantor to make the missed interest payment, including through legal process. However, there is no right of acceleration except upon the occurrence of an event of default as described above.

If we do give a timely written notice of our election to commence or continue a deferral period on any interest payment date (and, if such notice continues a deferral period, the deferral period has not continued for five years), then no “default” will arise from our non-payment of interest on such interest payment date.

The junior subordinated indenture provides that the trustee must give holders notice of all defaults or events of default within 90 days after they become actually known to a responsible officer of the trustee. However, except in the case of a default in payment on the notes, the trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of holders.

If an event of default under the junior subordinated indenture occurs, the entire principal amount of the notes will automatically become due and payable without any declaration or other action on the part of the trustee or any holder of the notes. There is no right of acceleration in the case of any payment default or other breaches of covenants under the junior subordinated indenture or the notes. In the case of a default in the payment of principal of or interest, including any compounded interest, on the notes, the holder of a note may, or if directed by the holders of a majority in principal amount of the notes the trustee shall, subject to the conditions set forth in the junior subordinated indenture, demand payment of the amount then due and payable and may institute legal proceedings for the collection of such amount if we or a subsidiary guarantor fails to make payment thereof upon demand.

The holders of a majority in aggregate principal amount of the outstanding notes may waive any past default, except:

•	a default in payment of principal or interest; or

•	a default under any provision of the junior subordinated indenture that itself cannot be modified or amended without the consent of the holders of all outstanding notes.

The holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to the provisions of the junior subordinated indenture.

We are required to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officers, whether we have complied with all conditions and covenants under the terms of the junior subordinated indenture and the notes and specifying any default.

If an event of default under the junior subordinated indenture occurs, the trustee will be obligated to use its rights and powers under the junior subordinated indenture, and to use the same degree of care and skill in doing so that a prudent person would use in that situation in conducting his or her own affairs. In contrast, the trustee shall have no right or obligation under the junior subordinated indenture or otherwise to exercise any remedies on behalf of any holders of the notes pursuant to the junior subordinated indenture in connection with any default that is not also an event of default, unless such remedies are available under the junior subordinated indenture and the trustee is directed to exercise such remedies by the holders of a majority in principal amount of the notes pursuant to and subject to the conditions of the junior subordinated indenture. In connection with any such exercise of remedies in connection with a default the trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an event of default.

Actions not restricted by junior subordinated indenture

The junior subordinated indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•

pay dividends or make distributions on our capital stock or purchase or redeem our capital stock, except as set forth under “—Dividend and other payment stoppages during deferral periods and under certain other circumstances” above, or make debt payments on, or purchase, redeem or retire, any senior indebtedness.

The junior subordinated indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the junior subordinated indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the new notes upon a change of control or other event involving us that may adversely affect the creditworthiness of the new notes.

Modification of junior subordinated indenture

Under the junior subordinated indenture, certain of our rights and obligations and certain of the rights of holders of the notes may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding notes. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal of or interest (including any compounded interest) on the notes;

•	a change in the manner of calculating payments due on the notes in a manner adverse to holders of notes;

•	a reduction in the requirements contained in the junior subordinated indenture for quorum or voting;

•	a change in the place of payment for any payment on the notes that is adverse to holders of the notes or a change in the currency in which any payment on the notes is payable;

•	an impairment of the right of any holder of notes to institute suit for the enforcement of payments on the notes;

•

a reduction in the percentage of outstanding notes required to consent to a modification or amendment of the junior subordinated indenture or required to consent to a waiver of compliance with certain provisions of the junior subordinated indenture or certain defaults under the junior subordinated indenture and their consequences;

•	a reduction in the principal amount of, the rate of interest on or any premium payable upon the redemption of the notes;

•	a modification of any guarantee in a manner that would adversely affect the holders of the notes; and

•	a modification of any of the provisions of the junior subordinated indenture relating to modifications of the junior subordinated indenture.

Under the junior subordinated indenture, the holders of at least a majority of the aggregate principal amount of the outstanding notes may, on behalf of all holders of the notes, waive compliance by us with certain covenants or conditions contained in the junior subordinated indenture.

We and the trustee may execute, without the consent of any holder of notes, any supplemental indenture for the purposes of:

•	evidencing the succession of another corporation to us, and the assumption by any such successor of our covenants contained in the junior subordinated indenture and the notes;

•

adding or modifying covenants of us for the benefit of the holders of the notes or surrendering any of our rights or powers under the junior subordinated indenture (including surrendering our right to redeem the notes after the occurrence of a rating agency event); provided that such addition, modification or surrender may not add events of default or acceleration events with respect to the notes;

•	evidencing and providing for the acceptance of appointment under the junior subordinated indenture by a successor trustee with respect to the notes;

•

curing any ambiguity, correcting or supplementing any provision in the junior subordinated indenture that may be defective or inconsistent with any other provision therein or in any supplemental indenture or making any other provisions with respect to matters or questions arising under the junior subordinated indenture; provided that such provisions, as so changed, corrected or modified, shall not adversely affect the interests of the holders of the notes in any material respect;

•	adding a subsidiary guarantor or removing a subsidiary guarantor if permitted under the terms of the junior subordinated indenture; or

•

making any changes to the junior subordinated indenture in order for the junior subordinated indenture to conform to the “Description of the Junior Subordinated Notes” section in the offering memorandum related to the old notes.

We will not enter into any supplemental indenture with the trustee to add any additional event of default with respect to the notes without the consent of the holders of at least a majority in aggregate principal amount of outstanding notes.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the junior subordinated indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Exchanges and transfers

Subject to the limitations described above under “—Redemption,” holders may exchange or transfer the notes at the office of the trustee. Holders may also replace lost, stolen, destroyed or mutilated notes at that office. The trustee acts as our agent for registering the notes in the names of holders and transferring the notes. We may change this appointment to another entity or perform these services ourselves. The entity performing the role of maintaining the list of registered direct holders is called the “security registrar.” It will also register transfers of the notes.

Holders will not be required to pay a service charge to transfer or exchange the notes, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with holders’ proof of ownership.

We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

Reports

The junior subordinated indenture requires the Company to file with the trustee and make available to holders of the new notes (without exhibits), without cost to any holder, all documents the Company files with, or furnishes to, the SEC under the Exchange Act, within 15 days after it files them with, or furnishes them to the SEC. Any such documents that are publicly available through the EDGAR system of the SEC (or any successor system) shall be deemed to have been filed with the trustee and made available to holders in accordance with the Company’s obligations hereunder.

Governing law

The junior subordinated indenture and the new notes, and any claim, controversy or dispute arising under or related to the junior subordinated indenture or the new notes, will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

The Trustee

U.S. Bank National Association is the trustee. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the junior subordinated indenture at the request, order or direction of any holders of notes unless offered reasonable indemnification. The trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking and trust relationships in the ordinary course of business with the trustee and its affiliates.

Purchase and cancellation

We will cause all new notes surrendered for payment, redemption or registration of transfer or exchange, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All new notes delivered to the trustee shall be cancelled promptly by the trustee. No new notes shall be authenticated in exchange for any new notes cancelled as provided in the junior subordinated indenture, except for new notes surrendered for registration of transfer or exchange.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such new notes are surrendered to us), repurchase new notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any new notes so repurchased (other than new notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the junior subordinated indenture upon their repurchase.

BOOK-ENTRY, DELIVERY AND FORM

Form, Denomination and Registration of Notes

The new notes will be issued in fully registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will be issued initially as global notes. The Depository Trust Company (“DTC”) will act as depository for the new notes. Except in limited circumstances, global notes will not be exchangeable for certificated notes, as further provided below.

The trustee is not required (i) to issue, register the transfer of or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed or (ii) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of the note not being redeemed or purchased. See “—Global Notes,” and “—Certificated Notes” for a description of additional transfer restrictions applicable to the new notes.

No service charge will be imposed in connection with any transfer or exchange of any note, but the Company may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Notes

Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the junior subordinated indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants, including Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. The depositaries, in turn, will hold interests in the notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Company will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC, including Euroclear and Clearstream.

Payments of principal and interest under each global note will be made to DTC’s nominee as the registered owner of such global note. The Company expects that the nominee, upon receipt of any such payment, will credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. The Company also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the Company, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system.

Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certificated Notes

If DTC notifies the Company that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by the Company within 90 days of such notice, or an Event of Default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC.

Payment

The junior subordinated indenture requires that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to notes in certificated form, the Company will make all payments through the paying agent by mailing a check to each holder’s registered address; provided, however, that payments may also be made, in the case of a holder of at least $1.0 million aggregate principal amount of notes, by wire transfer to the account specified by the holder thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations relating to the new notes. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This discussion does not deal with special classes of holders, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, entities classified as partnerships and the partners therein, Non-U.S. Holders (as defined below) that are individuals present in the United States for 183 days or more during the taxable year, persons holding notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or U.S. Holders that have a functional currency other than the U.S. dollar. This discussion assumes that the old notes are and the new notes will be held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address the alternative minimum tax, the Medicare tax on net investment income or other aspects of U.S. federal income or state and local taxation that may be relevant to a holder in light of the holder’s particular circumstances.

As used herein, a U.S. Holder is a beneficial owner of a new note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the new notes. A Non-U.S. Holder is a beneficial owner of a new note that is not a U.S. Holder.

Under recently enacted legislation, U.S. Holders that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although it is not clear to what types of income the book/tax conformity rule applies. This rule generally is effective for tax years beginning after December 31, 2017 or, for debt instruments issued with original issue discount, for tax years beginning after December 31, 2018. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.

Tax Consequences to Holders who Participate in the Exchange Offer

An exchange of old notes for new notes will not be a taxable event for U.S. federal income tax purposes. Accordingly, a holder will recognize no gain or loss upon receipt of a new note, the holding period of the new note will include the holding period of the old note exchanged therefor, and a holder’s tax basis in the new note will be the same as the tax basis in the old note exchanged at the time of the exchange.

Classification of the New Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the new notes. Based on an analysis of the relevant facts and circumstances, under applicable law as of the issue date of the new notes, the new notes should be treated as indebtedness for U.S. federal income tax purposes. However, there can be no assurance that the Internal Revenue Service (“IRS”) or a court will agree with our determination. No ruling is being sought from the IRS on any of the issues discussed herein.

We agree, and by acquiring an interest in a new note each beneficial owner of a new note agrees, to treat the new notes as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes such treatment.

U.S. Holders

Payments of Interest and Original Issue Discount

The gross amount of stated interest on a new note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is actually or constructively received, in accordance with the U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Treasury regulations provide that the possibility that interest on the new notes might be deferred could result in the new notes being treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes, unless the likelihood of such deferral is remote. We believe that the likelihood of interest deferral is remote and that the possibility of such deferral will accordingly not result in the new notes being treated as issued with OID. However, no rulings or other interpretations have been issued by the IRS that address the meaning of the term “remote”, as used in the applicable Treasury regulations, and there can be no assurance that the IRS or a court will agree with our position.

If the possibility of interest deferral were determined not to be remote, or if interest were in fact deferred, the new notes would be treated as issued with OID at the time of issuance, or at the time of such deferral, as the case may be, and all stated interest, or if interest is in fact deferred all stated interest due after such deferral, would be treated as OID. In both cases, a U.S. Holder would be required to include interest in income as it accrued, regardless of such U.S. Holder’s regular method of accounting, using the constant- yield-to-maturity method of accrual, and would not separately report the actual cash payments of interest on the new notes as taxable income.

Sale, Exchange, Redemption or Other Disposition of New Notes

Upon the sale, exchange, redemption or other disposition of a new note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition (less any accrued interest not previously included in the U.S. Holder’s income, which will be taxable as such) and the U.S. Holder’s adjusted tax basis in the new note. Assuming that interest payments on the new notes are not deferred and that the new notes are not treated as issued with OID, a U.S. Holder’s tax basis in a new note generally will equal the cost of the new note to the U.S. Holder. If the new notes are treated as issued with OID, a U.S. Holder’s adjusted tax basis generally will be the cost of the new note, increased by any OID previously includible in the U.S. Holder’s gross income and decreased by any payments received on the new note since and including the date that the new note was treated as issued with OID.

Gain or loss recognized by a U.S. Holder upon the sale, exchange, redemption or other disposition of a new note generally will be capital gain or loss and generally will be long-term capital gain or loss if the new note has been held for more than one year. Long-term capital gains recognized by a non-corporate holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deductibility of capital losses is subject to limitations.

Market Discount

If a U.S. Holder acquired an old note at a cost that was less than its adjusted issue price on the acquisition date, then the amount of the difference is treated as “market discount” for U.S. federal income tax purposes, unless the difference is de minimis. A U.S. Holder will be required to treat any gain on the sale, exchange, retirement or other taxable disposition of a new note as ordinary income to the extent of any accrued market discount on the new note at the time of the disposition, unless the U.S. Holder has previously included such market discount in income pursuant to an election by the U.S. Holder to include the market discount in income as it accrues. If a U.S. Holder disposes of a new note in certain nontaxable transactions, any accrued market discount will be includible as ordinary income as if the U.S. Holder had sold the new note in a taxable transaction at its fair market value at the time of such disposition.

The application of the book/tax conformity rule to new notes with market discount is uncertain. Under the book/tax conformity rule, a U.S. Holder that uses the accrual method for tax accounting and that has made the election described in the prior paragraph to accrue market discount may be required to accrue market discount in a more accelerated manner than described above if the U.S. Holder does so for financial accounting purposes. It is also possible, although less likely, that a U.S. Holder that uses the accrual method for tax accounting that has not made the election described above and that accrues market discount on a current basis on its financial statements may be required to accrue market discount—including de minimis market discount—currently for U.S. federal income tax purposes.

Amortizable Bond Premium

If a U.S. Holder’s tax basis in a new note exceeds the new note’s stated redemption price at maturity, the new note has bond premium to the extent of that excess. It is generally possible to elect to amortize bond premium on a constant yield to maturity method, as a reduction of interest income from a new note. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the new note by the amount of bond premium used to offset stated interest income.

Non-U.S. Holders

Payments of Interest

Subject to discussion below under —“Information Reporting and Backup Withholding” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on any payments of interest on a new note under the portfolio interest exemption, provided that (i) the Non-U.S. Holder properly certifies as to its foreign status by providing a properly executed IRS Form W-8BEN or W-8BEN-E (or other appropriate form) to the applicable withholding agent; (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote; and (iii) the Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership.

Purchase, Sale and Retirement of Notes

Subject to the discussions below under “Information Reporting and Backup Withholding” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, other disposition of a new note.

FATCA

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a holder of new notes will generally be subject to 30% U.S. withholding tax on interest payments on the new notes (and, starting on January 1, 2019, principal payments on the new notes and gross proceeds from the sale or other taxable disposition of the new notes) if the holder is not FATCA compliant, or holds its new notes through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a holder must provide us or an applicable financial institution certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. For a foreign financial institution to be FATCA compliant, it generally must enter into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or must satisfy similar requirements under an intergovernmental agreement between the United States and another country (an “IGA”). These requirements may be modified by the adoption or implementation of a particular IGA or by future U.S. Treasury Regulations.

Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. Prospective investors should consult their own tax advisers about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the new notes.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the new notes made to, and the proceeds of dispositions of new notes effected by, certain U.S. Holders. In addition, certain U.S. Holders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a U.S. or Non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition, holding and disposition of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering participation in the exchange by a Plan, a fiduciary should determine whether the disposition of old notes and acquisition and holding of new notes is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan and investment of assets of the Plan including, without limitation, the prudence, diversification, delegation of authority and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The disposition of old notes and acquisition and holding of new notes in the exchange by an ERISA Plan with respect to which the Company, Voya Holdings or any of their respective affiliates (the “Transaction Parties”) are considered parties in interest or disqualified persons may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless an applicable statutory or administrative exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition, holding and disposition of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more, nor receives no less, than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring, holding or disposing of the notes in reliance of these or any other exemption should carefully review the exemption to ensure that exemptive relief is available under it. There can be no assurance that any such exemption will be applicable or all the conditions satisfied.

Because of the foregoing, the old notes should not be disposed in the exchange and the new notes should not be acquired in the exchange or thereafter by any person investing “plan assets” of any Plan, unless each of the acquisition and holding of the new notes and the disposition of the old notes will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Each participant in the exchange and any subsequent acquirer of new notes (and any fiduciary directing such participation or acquisition) will be deemed to have represented and warranted to us and Voya Holdings either (i) it is not, and is not acting on behalf of or with the assets of, a Plan or (ii) its disposition of the old notes in the exchange or its acquisition and holding of the new notes (on each day including the date of its acquisition of the new notes through and including the date of disposition of such new notes) will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring, holding or disposing of the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be available. Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to a Plan is in no respect a representation by the Company, Voya Holdings or any of their respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

By surrendering old notes in the exchange offer, you will be representing that, among other things:

•	you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

•

you are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act;

•

you are not an affiliate of ours, as defined in Rule 405 under the Securities Act, or if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•

you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you cannot rely on the position of the SEC’s staff in their no-action letters; and

•	you are not acting on behalf of someone who cannot truthfully and completely make such representation.

If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above under “The Exchange Offer—Terms of the Exchange Offer” and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such new notes were acquired as a result of market-making activities or other trading activities. Voya Financial, Inc. and Voya Holdings have agreed that for a period of 180 days starting on the last date for acceptance for exchange of the old notes for new notes, they will amend or supplement this prospectus for use by broker-dealers in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or in a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date (or such time as such broker-dealers no longer own any Registrable Securities), we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Any such requests should be directed to Investor Relations.

We have agreed in the registration rights agreements to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE NEW NOTES AND GUARANTEES OF THE NEW NOTES

The validity of the new notes and of the guarantees of the new notes will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters related to Connecticut law will be passed upon for us and Voya Holdings by Day Pitney LLP, Hartford, Connecticut.

EXPERTS

The consolidated financial statements of Voya Financial, Inc. incorporated by reference in Voya Financial, Inc.’s 2017 Annual Report (Form 10-K) (including schedules appearing therein) and the effectiveness of our internal control over financial reporting, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Voya Financial, Inc.

PART II INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware Registrants

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits a corporation to indemnify such persons against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon, in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s amended and restated certificate of incorporation provides for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation contains a provision to limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. Policies of insurance are maintained by the Company under which our directors and officers are insured, within the limits and subject to the terms of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

The foregoing statements are subject to the detailed provisions of the DGCL and the full text of our amended and restated certificate of incorporation, which is filed as Exhibit 3.1 hereto.

We have entered into separate indemnification agreements with our directors and officers that provide, subject to their terms, the maximum indemnity allowed to directors and officers by Section 145 of the DGCL and certain additional procedural protections.

Connecticut Registrants

Sections 33-771 and 33-776 of the Connecticut Business Corporation Act (the “CBCA”) provide in relevant part that a corporation formed before January 1, 1997 shall, except to the extent the certificate of incorporation provides otherwise, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation or an action with respect to conduct alleging receipt of an improper financial benefit) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against judgments, settlements, penalties, fines and reasonable expenses (including attorneys’ fees), incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed, (i) in the case of conduct in his or her official capacity, to be in the best interests of the corporation, and (ii) in all other cases, to be at least not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Voya Holdings was formed prior to January 1, 1997 and has not opted out of this mandatory indemnification rule.

The CBCA prohibits indemnification of such persons, unless authorized by a court of competent jurisdiction, (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that such person has met the relevant statutory standard of conduct, or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity. Where a present or former director is wholly successful, on the merits or otherwise, in the defense of such an action, suit or proceeding to which he or she was a party because he was a director of the corporation, the corporation must indemnify him or her against reasonable expenses (including attorneys’ fees) incurred in connection with such action, suit or proceeding.

A corporation may, before final disposition of such action, suit or proceeding, advance funds to pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by a director if he or she delivers to the corporation (1) a written affirmation of such director’s good faith belief that the relevant statutory standard of conduct has been met by the director or that the proceeding involves conduct for which liability has been limited under the corporation’s certificate of incorporation, and (2) a signed written undertaking to repay any such funds if the director is not entitled to mandatory indemnification and it is ultimately determined that the director is not entitled to indemnification whether because following an application for it a court does not order indemnification or the corporation makes a determination that the director has not met the relevant statutory standard of conduct.

The CBCA permits a corporation to obligate itself in advance of the act or omission giving rise to a proceeding to indemnify directors in its certificate of incorporation or bylaws or in a resolution adopted or a contract approved by the board of directors or shareholders. Voya Holdings’ amended and restated certificate of incorporation provides for indemnification by Voya Holdings of its directors and officers to the fullest extent permitted by the CBCA.

In accordance with Section 33-636(b)(4) of the CBCA, the amended and restated certificate of incorporation of Voya Holdings contains a provision to limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty as a director to an amount that is not less than the compensation received by the director for serving the corporation during the year of the violation if such breach did not (A) involve a knowing and culpable violation of law by the director, (B) enable the director or an associate, as defined in the CBCA, to receive an improper personal economic gain, (C) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the corporation, (D) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the corporation, or (E) create liability under Section 33-757 of the CBCA, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions.

The CBCA also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. Policies of insurance are maintained by the Company under which the directors and officers of Voya Holdings are insured, within the limits and subject to the terms of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

The foregoing statements are subject to the detailed provisions of the CBCA and the full text of the amended and restated certificate of incorporation of Voya Holdings, which is filed as Exhibit 3.3 hereto.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of Voya Financial, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-3 (File No. 333-196883) filed on June 18, 2014).

3.2	Amended and Restated By-Laws of Voya Financial, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-35897) filed on May 7, 2013).

3.3	Amended and Restated Certificate of Incorporation of Voya Holdings Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-4 (File No. 333-189199), filed on June 10, 2013).

3.4	Bylaws of Voya Holdings Inc. (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-4 (File No. 333-189199), filed on June 10, 2013).

4.1	Junior Subordinated Indenture, dated as of May 16, 2013, among ING U.S., Inc., Lion Connecticut Holdings Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q (File No. 001-35897), filed on May 23, 2013).

4.2	First Supplemental Indenture, dated as of May 16, 2013, among ING U.S., Inc., Lion Connecticut Holdings Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.16 to the Company’s Quarterly Report on Form 10-Q (File No. 001-35897) filed on May 23, 2013).

4.3	Second Supplemental Indenture, dated as of January 23, 2018, among Voya Financial, Inc., Voya Holdings Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-35897) filed on January 23, 2018).

4.4	Registration Rights Agreement, dated January 23, 2018, by and among Voya Financial, Inc., Voya Holdings Inc. and Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001.35897) filed on January 23, 2018).

Exhibit No.	Description of Exhibit

4.5	Form of Note of Voya Financial, Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 001-35897) filed on January 23, 2018).

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.*

5.2	Opinion of Day Pitney LLP.*

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (File No. 001-35897) filed on February 23, 2018).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).*

23.3	Consent of Day Pitney LLP (included in Exhibit 5.2).*

24.1	Power of Attorney.*

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee, for the Junior Subordinated Indenture.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Instructions to DTC Participant from Beneficial Owner.*

*	Previously filed with Registration Statement on Form S-4 filed on October 25, 2018.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

    (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed by a registrant pursuant to Rule 424(b) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

    (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of such undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, on the 14th day of November, 2018.

VOYA FINANCIAL, INC.

By:	/s/ RODNEY O. MARTIN, JR.

Name:	Rodney O. Martin, Jr.
Title:	Chief Executive Officer

By:	/s/ MICHAEL S. SMITH

Name:	Michael S. Smith
Title:	EVP and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ RODNEY O. MARTIN, JR. Rodney O. Martin, Jr.	Chairman and Chief Executive Officer (Principal Executive Officer)	November 14, 2018

* Curtis Arledge	Director	November 14, 2018

* Lynne Biggar	Director	November 14, 2018

* Jane P. Chwick	Director	November 14, 2018

* Ruth Ann M. Gillis	Director	November 14, 2018

* J. Barry Griswell	Director	November 14, 2018

* Byron H. Politt, Jr.	Director	November 14, 2018

* Joseph V. Tripodi	Director	November 14, 2018

* Deborah C. Wright	Director	November 14, 2018

* David Zwiener	Director	November 14, 2018

/s/ MICHAEL S. SMITH Michael S. Smith	Chief Financial Officer (Principal Financial Officer)	November 14, 2018

Signatures	Title	Date

* C. Landon Cobb, Jr.	Chief Accounting Officer (Principal Accounting Officer)	November 14, 2018

* By:	/s/ PATRICIA J. WALSH
Patricia J. Walsh
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, on the 14th day of November, 2018.

VOYA HOLDINGS INC.

By:	/s/ RODNEY O. MARTIN, JR.

Name:	Rodney O. Martin, Jr.
Title:	Chief Executive Officer

By:	/s/ MICHAEL S. SMITH

Name:	Michael S. Smith
Title:	EVP and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ RODNEY O. MARTIN, JR. Rodney O. Martin, Jr.	Chief Executive Officer (Principal Executive Officer)	November 14, 2018

/s/ MICHAEL S. SMITH Michael S. Smith	Director and Chief Financial Officer (Principal Financial Officer)	November 14, 2018

* David S. Pendergrass	Director	November 14, 2018

* C. Landon Cobb, Jr.	Chief Accounting Officer (Principal Accounting Officer)	November 14, 2018

* By:	/s/ PATRICIA J. WALSH
Patricia J. Walsh
Attorney-in-fact